EXECUTION COPY

EX – 10.1

DDI CAPITAL CORP.

DYNAMIC DETAILS, INCORPORATED

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

December 12, 2003

JPMORGAN CHASE BANK,

as Administrative Agent

BANK AUSTRIA CREDITANSTALT CORP FINANCE,

as Documentation Agent

JPMORGAN SECURITIES INC.,

as Lead Arranger

i

		Page
7.4	Limitation on Fundamental Changes	67
7.5	Limitation on Sale of Assets	67
7.6	Limitation on Dividends	68
7.7	Limitation on Capital Expenditures	68
7.8	Limitation on Investments, Loans and Advances	69
7.9	Limitation on Optional Payments and Modifications of Debt Instruments, etc	70
7.10	Limitation on Transactions with Affiliates	70
7.11	Limitation on Sales and Leasebacks	70
7.12	Limitation on Changes in Fiscal Periods	70
7.13	Limitation on Negative Pledge Clauses	70
7.14	Limitation on Restrictions on Subsidiary Distributions	70
7.15	Limitation on Lines of Business	71
7.16	Limitation on Activities of the Company	71
7.17	Cash Accounts	71
7.18	Swap Agreements	71
7.19	Non-Solicitation Agreement	71
7.20	Activities of DDICS	72

SECTION 8. EVENTS OF DEFAULT		72

SECTION 9. THE ADMINISTRATIVE AGENT		76

9.1	Appointment	76
9.2	Delegation of Duties	76
9.3	Exculpatory Provisions	76
9.4	Reliance by Administrative Agent	77
9.5	Notice of Default	77
9.6	Non–Reliance on Agents and Other Lenders	77
9.7	Indemnification	78
9.8	Administrative Agent in Its Individual Capacity	78
9.9	Successor Administrative Agent	78
9.10	Authorization to Release Liens	79

SECTION 10. MISCELLANEOUS		79

10.1	Amendments and Waivers	79
10.2	Notices	80
10.3	No Waiver; Cumulative Remedies	81
10.4	Survival of Representations and Warranties	81
10.5	Payment of Expenses and Taxes	81
10.6	Successors and Assigns; Participations and Assignments	82
10.7	Adjustments; Set–off	85
10.8	Agreements among Lenders	86
10.9	Execution of Loan Documents. By execution hereof, each Lender hereby authorizes the Administrative Agent to sign each of the Lender Warrant Agreement and the Lender Registration Rights Agreement on its behalf.	87

SCHEDULES

Schedule 1.1A	Commitments
Schedule 1.1B	Mortgaged Property
Schedule 2.3(c)	Tranche A Revolving Credit Commitments
Schedule 4.2	Disclosure
Schedule 4.4	Consents, Authorizations, Filings and Notices
Schedule 4.9	Intellectual Property
Schedule 4.10	Taxes
Schedule 4.15	Subsidiaries
Schedule 4.17	Environmental Matters
Schedule 4.19(a)	UCC Filing Jurisdictions
Schedule 4.19(b)	Mortgage Filing Jurisdictions
Schedule 7.2(c)	Purchase Money Indebtedness
Schedule 7.2(d)	Capital Lease Obligations
Schedule 7.2(e)	Existing Indebtedness
Schedule 7.2(j)	Additional Indebtedness
Schedule 7.3	Liens
Schedule 7.3(e)	Existing Liens

EXHIBITS

Exhibit A-1	Form of Guarantee and Collateral Agreement
Exhibit A-2	Form of DDi Corp. Guarantee and Collateral Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Legal Opinion of Kirkland & Ellis LLP
Exhibit F-1	Form of Term Note
Exhibit F-2	Form of Tranche A Revolving Note
Exhibit F-3	Form of Alternative Term Note
Exhibit F-4	Form of Alternative Tranche A Revolving Note
Exhibit G	Form of Mortgage
Exhibit H	Form of Exemption Certificate

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December12, 2003, among DDI CAPITAL CORP. (the “Company”), DYNAMIC DETAILS, INCORPORATED (“Details” or the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK AUSTRIA CREDITANSTALT CORP FINANCE, as documentation agent (in such capacity, the “Documentation Agent”) and JPMORGAN CHASE BANK, as administrative agent.

RECITALS

WHEREAS, the Borrower, the Company, the Lenders hereto and the Administrative Agent are parties to a Credit Agreement dated as of July 23, 1998 and as amended and restated as of August 28, 1998, and as amended by the First Amendment, dated as of March 10, 1999, the Second Amendment, dated as of March 22, 2000, the Third Amendment, dated as of October 10, 2000, the Fourth Amendment, dated as of February 13, 2001, the Fifth Amendment, dated as of December 31, 2001, the Sixth Amendment, dated as of June 28, 2002, the Seventh Amendment, dated as of June 27, 2003, and the Eight Amendment, dated as of August 1, 2003 (as amended, supplemented or otherwise modified through the date hereof, the “Original Credit Agreement”);

WHEREAS, pursuant to the Original Credit Agreement, JPMorgan Chase Bank and Details entered into an ISDA Master Agreement dated as of April 14, 2000 (the “Original Swap Agreement”), which Original Swap Agreement was terminated as of April 25, 2003, resulting in a termination payment due and owing by Details thereunder of $5,770,000 (the “Swap Termination Payment”);

WHEREAS, on the Original Closing Date (as defined herein), certain Lenders committed to provide (i) term loans in an aggregate principal amount of $105,000,000 (the “Original Tranche A Term Loans”), (ii) term loans in an aggregate principal amount of $150,000,000 (the “Original Tranche B Term Loans”) and (iii) revolving credit loans (the “Original Revolving Credit Loans” and, collectively with the Original Tranche A Term Loans and the Original Tranche B Term Loans, the “Original Loans”) and letters of credit in an aggregate amount of up to $50,000,000 (such letters of credit and the Original Revolving Credit Loans, collectively, the “Original Revolving Extensions of Credit”);

WHEREAS, as of the date hereof, the sum of the aggregate principal amount of the Original Loans, the outstanding and unfunded Existing Facility Letters of Credit (as defined below) and the Swap Termination Payment outstanding under the Original Credit Agreement is equal to $72,892,916.17 (the “Original Indebtedness”);

WHEREAS, on August 20, 2003, the Company and DDi Corp. (collectively, the “Debtors”) filed voluntary petitions for relief (the “Cases”) under Chapter 11 of the Bankruptcy Code (as defined herein) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Debtors, the Lenders and the Administrative Agent entered into the Restructuring Support Agreement (as defined herein) with the Debtors, the Borrower, DDi Intermediate Holdco and their respective subsidiaries and affiliates, pursuant to which the parties agreed, among other things, upon certain terms and conditions to restructure and exchange the Original Indebtedness and to support the Plan of Reorganization (as defined herein) of the Debtors;

WHEREAS, pursuant to the terms and conditions of the Restructuring Support Agreement, the parties agreed that DDi Corp. and DDi Intermediate Holdco would become guarantors of the obligations of the Borrower hereunder pursuant to the DDi Corp. Guarantee and Collateral Agreement (as defined herein) and the Guarantee and Collateral Agreement (as defined herein), respectively, and would secure such guarantees with a pledge of their respective assets as described more fully and on the terms set forth in such Agreements;

WHEREAS, the Borrower wishes to restructure and exchange the Original Indebtedness on the Restatement Effective Date pursuant to this Agreement into Tranche A Loans (as defined herein) and Tranche B Term Loans (as defined herein) and Existing Letters of Credit and to implement the other terms and conditions of the Restructuring Support Agreement (the “Restructuring”).

NOW, THEREFORE, to accomplish the Restructuring and the transactions contemplated thereby, the Borrower has requested that the Original Credit Agreement be amended and restated to read in its entirety as provided herein. Accordingly, effective on the Restatement Effective Date, the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the CD Reserve Percentage and (b) the CD Assessment Rate; and “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”: JPMorgan Chase Bank, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Agent’s Advisors”: the collective reference to Simpson Thacher & Bartlett LLP and FTI Consulting or any successor of FTI Consulting.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, none of the Lenders or any of their respective affiliates shall be deemed to be Affiliates of the Company or its Subsidiaries.

“Agreement”: this Second Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternative Note”: as defined in Section 10.6(f)(ii).

“Alternative Noteholder”: as defined in Section 10.6(f)(ii).

“Applicable Margin”: for the Tranche A Revolving Credit Loans, the Tranche A Term Loans and the Tranche B Term Loans, the rate per annum set forth under the relevant column heading below:

ABR Loans	Eurodollar Loans
3.50%	4.50%

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Tranche A Letter of Credit.

“Approved Fund”: with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (e) of Section 7.5) which yields gross proceeds to the Company or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000.

“Assignee”: as defined in Section 10.6(c).

“Assignor”: as defined in Section 10.6(c).

“Available Tranche A Revolving Credit Commitment”: as to any Tranche A Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Tranche A Revolving Credit Commitment over (b) such Lender’s Tranche A Revolving Extensions of Credit.

“Bankruptcy Code”: Title 11, United States Code, as amended from time to time.

“Bankruptcy Court”: as defined in the recitals hereto.

“Base CapEx Amount”: as defined in Section 7.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17.

“Business Day”: (i) for all purposes other than as covered by cause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, however, that Capital Expenditures shall not include expenditures to the extent financed with Reinvestment Deferred Amounts.

“Capital Lease Obligations”: as to any Person, the obligations of such Person under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cases”: as defined in the recitals hereto.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services or P-2 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, rated at least A-2 by Standard & Poor’s Ratings Services or P-2 by Moody’s Investors Service, Inc.; and (e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above.

“CD Assessment Rate”: for any day as applied to any ABR Loan, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the “FDIC”) classified as well capitalized and within supervisory subgroup “B” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC’s (or such successor’s) insuring time deposits at offices of such institution in the United States.

“CD Reserve Percentage”: for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

“Change of Control”: the occurrence of one or more of the following events: (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Restatement Effective Date) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of DDi Corp. (for the purposes of this clause, such Person shall be deemed to beneficially own any voting stock of a Person held by any other Person (the “parent entity”), if such Person is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of such parent entity) or such Person or group has the power, directly or indirectly, to elect a majority of the members of the board of directors of DDi Corp., (ii) the sale of all or substantially all the assets of DDi Corp. to another Person, or, the merger or consolidation of DDi Corp. with or into another Person or the merger of another Person with or into DDi Corp., or if the securities of DDi Corp. that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the voting stock of DDi Corp. are changed into or exchanged for cash, securities, or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transaction, a majority of the aggregate voting power of the voting stock of the surviving Person or transferee, or (iii) DDi Corp. is dissolved or liquidated.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Tranche A Loan Commitment and the Tranche B Term Loan Commitment of such Lender.

“Commitment Fee Rate”: 3/4 of 1% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Details within the meaning of Section 4001 of ERISA or is part of a group that includes Details and that is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the preamble hereto.

“Company Indenture”: the Indenture, dated as of December 12, 2003, entered into by the Company in connection with the Senior Accreting Notes, together with all instruments and other agreements entered into by the Company or any of its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confirmation Order”: the order entered by the Bankruptcy Court on December 2, 2003, confirming the Plan of Reorganization in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, (a) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) total income tax expense, (ii) total interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) any extraordinary or non-operational, restructuring or reorganizational non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (vi) charges for the write-off of any step-up in basis in inventory required in a transaction which is accounted for under the purchase method of accounting, and (vii) any other non-cash charges, minus (b) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary or non-operational, restructuring or reorganizational income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) any other non-cash income (other than non-cash income resulting from Details’ accrual method of accounting in accordance with past practice) and (iv) any cash payments made during such period with respect to items that were added back in a prior period pursuant to clauses (v) and (vii) above.

“Consolidated Fixed Charge Coverage Ratio”: as at any date of determination, the ratio of (a) the total of (i) Consolidated EBITDA for the immediately preceding twelve months less (ii) the aggregate amount actually paid by Details and its Subsidiaries in cash during the immediately preceding twelve months on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any Capital Expenditures financed with Reinvestment Deferred Amounts) less (iii) any provision for cash income taxes made by Details and its Subsidiaries on a consolidated basis in respect of such period to (b) Consolidated Fixed Charges for the immediately preceding twelve months.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) scheduled payments made during such period on account of principal of Indebtedness of Details or any of its Subsidiaries (including the Term Loans).

“Consolidated Interest Expense”: for any period, all cash interest expense (including that attributable to Capital Lease Obligations), but net of interest income, of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP), excluding any paid-in-kind interest or Success Fees required to be paid in cash under the Company Indenture or hereunder.

“Consolidated Leverage Ratio”: as at any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the immediately preceding twelve months, provided that for any determination made on March 31, 2004, June 30, 2004 and September 30, 2004, the ratio shall be (a) Consolidated Total Debt on such date to (b) cumulative Consolidated EBITDA for a twelve month period based on annualizing the period from January 1, 2004 to such date.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Details and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Details or is merged into or consolidated with Details or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Details) in which Details or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Details or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Details to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Revenue”: the consolidated revenue of the Borrower and its Subsidiaries as it appears on Details’ financial statements, in accordance with GAAP.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of Details and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“DDi Canada”: DDi Canada Acquisition Co., an Ontario company.

“DDi Corp.”: DDi Corp., a Delaware corporation.

“DDi Corp. Cash Account”: shall mean the deposit account held by JPMorgan Chase Bank, solely in its capacity as the bank administering the deposit account, established pursuant to Section 5.8 of the DDi Corp. Guarantee and Collateral Agreement, with account number 304-159735, in which the Administrative Agent has a perfected first priority security interest on terms and conditions satisfactory to the Administrative Agent.

“DDi Corp. Cash Account Agreement”: shall mean the DDi Corp. Amended and Restated Deposit Account Control Agreement with respect to the DDi Corp. Cash Account dated as of August 1, 2003, as amended and restated as of December 12, 2003, by and among (i) DDi Corp., (ii) DDi Capital Corp., (iii) JPMorgan Chase Bank and (iv) the Administrative Agent.

“DDi Corp. Guarantee and Collateral Agreement”: that certain Guarantee and Collateral Agreement, dated as of December 12, 2003 by DDi Corp. in favor of the Administrative Agent, substantially in the form of Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.

“DDi Corp. Preferred Stock”: the preferred stock issued in accordance with the DDi Corp. Preferred Stock Certificate of Designation.

“DDi Corp. Preferred Stock Certificate of Designation”: that certain Certificate of Designation of Series A Preferred Stock of DDi Corp. duly adopted by the Board of Directors of DDi Corp. on December 11, 2003.

“DDi Europe”: collectively, DDi Europe Limited, a United Kingdom corporation, and its Subsidiaries.

“DDi Intermediate Holdco”: DDi Intermediate Holdings Corp., a California corporation.

“DDi Reorganization”: the reorganization transactions relating to the Debtors implemented by the Plan of Reorganization.

“DDICS”: Dynamic Details Incorporated, Colorado Springs, a Colorado corporation.

“DDISV”: Dynamic Details, Incorporated, Silicon Valley, a California corporation.

“Debtors”: as defined in the recitals hereto.

“Default”: any of the events specified in Section 8, which with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Details”: as defined in the preamble hereto.

“Disclosure Statement”: that certain Disclosure Statement, dated as of August 30, 2003, as amended, approved by the Bankruptcy Court in connection with the Plan of Reorganization.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”: as defined in the preamble hereto.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of Details organized under the laws of any jurisdiction within the United States of America.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Agreement”: that certain Secured Lender Warrant Escrow Agreement by and among DDi Corp., the Administrative Agent and Mellon, as escrow agent, dated as of December 12, 2003, as the same may be amended, supplemented or otherwise modified from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in Dollars with a term comparable to such Interest Period that appears on the applicable Telerate Page at approximately 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period; provided, however, that if at any time for any reason such offered rate does not appear on the applicable Telerate Page, “Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loans to be outstanding during such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00—Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash”: as of any Excess Cash Application Date, the amount of cash and cash equivalents of Details and its Subsidiaries in excess of $15,000,000 as of the December 31 of any fiscal year immediately preceding such Excess Cash Application Date, less an amount equal to any interest on the Senior Accreting Notes due only on the next succeeding quarterly Interest Payment Date (as defined in the Company Indenture) if, as of such date, such interest is payable in cash pursuant to the Company Indenture. For purposes of this definition, Excess Cash shall be calculated after making the following adjustments: (i) such amount shall include any positive changes in working capital for such fiscal year end over the working capital from the prior fiscal year end in excess of $2,500,000 or (ii) any negative changes in working capital for such fiscal year end over the working capital from the prior fiscal year end shall be subtracted from such amount. For purposes of calculating “working capital” for this definition, working capital shall be calculated from the consolidated balance sheet of Details for any such fiscal year and shall include accounts receivable plus inventory less accounts payable and current accrued liabilities (other than restructuring liabilities).

“Excess Cash Application Date”: as defined in Section 2.9(d).

“Excluded Foreign Subsidiaries”: DDi Europe and any other Foreign Subsidiary the pledge of all of whose Capital Stock as Collateral would, in the good faith judgment of Details, result in adverse tax consequences to Details.

“Existing Facility Letters of Credit”: as defined in Section 3.9.

“Facility”: each of (a) the Tranche A Term Loan Commitments and the Tranche A Term Loans made thereunder (the “Tranche A Term Loan Facility”), (b) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”) and (c) the Tranche A Revolving Credit Commitments and the extensions of credit made thereunder (the “Tranche A Revolving Credit Facility”).

“Fee Letter”: that certain letter dated as of December 12, 2003 between the Administrative Agent and the Borrower.

“Foreign Subsidiary”: any Subsidiary of Details that is not a Domestic Subsidiary.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances of Details as of the date of determination, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Details and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Details, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: that certain Amended and Restated Guarantee and Collateral Agreement, dated as of December 12, 2003, by and among the Company, DDi Intermediate Holdco, the Borrower, and each Subsidiary Guarantor, substantially in the form of Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time, which amends and restates the Original Guarantee and Collateral Agreement in its entirety.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Details in good faith.

“Guarantors”: the collective reference to DDi Corp., DDi Intermediate Holdco, the Company, the Subsidiary Guarantors and Details, each in its capacity as a guarantor of the obligations of Details hereunder.

“Houlihan Note”: that certain promissory note in the principal amount of $500,000 payable by DDi Corp. to Houlihan Lokey Howard & Zukin Capital (“Houlihan Lokey”) or its assigns in exchange for services rendered by Houlihan Lokey pursuant to the Engagement Agreement, dated as of September 24, 2002 (as amended) among Houlihan Lokey, DDi Corp. and certain of its Subsidiaries.

“Incur”: as defined in Section 7.2.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables (including insurance premium financing arrangements on customary terms) incurred in the ordinary course of such Person’s business which are current liabilities), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under bankers’ acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock (other than common stock) of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (j) for the purposes of Section 8(e) only, the net exposure of such Person in respect of Swap Agreements.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, (i) until March 30, 2004 the last day of each month to occur while such Loan is outstanding and (ii) thereafter, the last day of each quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Tranche A Revolving Credit Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)	if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)	any Interest Period that would otherwise extend beyond the date final payment is due on the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, shall end on such due date;

(c)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(d)	the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Issuing Lender”: JPMorgan Chase Bank or any of its Affiliates, in its capacity as issuer of any Tranche A Letter of Credit.

“JPM Controlled Account”: shall mean the account held by JPMorgan Chase Bank, solely in its capacity as the bank administering the deposit account, with account number 304-159514, in which the Administrative Agent has a perfected first priority security interest on terms and conditions satisfactory to the Administrative Agent.

“JPM Controlled Account Control Agreement”: shall mean the Dynamic Details Amended and Restated Deposit Account Control Agreement with respect to the JPM Controlled Account, dated as of August 1, 2003, as amended and restated as of December 12, 2003, by and among (i) Details, (ii) JPMorgan Chase Bank and (iii) the Administrative Agent.

“JPM Qualified Cash Account”: shall mean the account held by JPMorgan Chase Bank, solely in its capacity as the bank administering the deposit account, with account number 323-247490, in which the Administrative Agent has a perfected first priority security interest on terms and conditions satisfactory to the Administrative Agent.

“JPM Qualified Cash Control Agreement”: shall mean the Second Amended and Restated Deposit Account Control Agreement with respect to the JPM Qualified Cash Account dated as of June 28, 2002, as amended and restated as of July 31, 2003, and as further amended and restated as of December 12, 2003 by and among (i) Details, (ii) JPMorgan Chase Bank and (iii) the Administrative Agent.

“Lender Registration Rights Agreement”: that certain Registration Rights Agreement dated as of December 12, 2003, among DDi Corp. and the Lenders who hold Registrable Securities (as defined therein), as the same may be amended, supplemented or otherwise modified from time to time.

“Lender Warrant Agreement”: that certain Secured Lender Warrant Agreement, dated as of December 12, 2003 among DDi Corp., Mellon, as warrant agent, the Administrative Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

“Lender Warrants”: the Warrants as defined in and issued to the Lenders pursuant to the Lender Warrant Agreement.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan outstanding pursuant to this Agreement.

“Loan Default Rate”: as defined in Section 8.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Lender Warrant Agreement, the Escrow Agreement and the Lender Registration Rights Agreement and any ancillary documents thereto.

“Loan Parties”: DDi Corp., DDi Intermediate Holdco, the Company, the Borrower, and each other Subsidiary of Details that is a party to a Loan Document.

“Management Equity Incentive Plan”: that certain DDi Corp. 2003 Management Equity Incentive Plan.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Tranche A Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Tranche A Revolving Credit Facility, prior to any termination of the Tranche A Revolving Credit Commitments, the holders of more than 50% of the Total Tranche A Revolving Credit Commitments).

“Majority Tranche A Revolving Credit Lenders”: the Majority Facility Lenders in respect of the Tranche A Revolving Credit Facility.

“Material Adverse Effect”: a material adverse effect on (a) the DDi Reorganization and the Restructuring, (b) the business, operations, assets, prospects or condition (financial or otherwise) of Details and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Environmental Amount”: an amount payable by Details and/or its Subsidiaries in excess of $1,500,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Mellon”: Mellon Investor Services LLC.

“Minimum Liquidity”: as defined in Section 7.1(e)

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit G (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of seller’s, in the case of any Asset Sale, or the party who incurs the applicable loss, in the case of any Recovery Event, reasonable attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary and reasonable fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of reasonable attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.17(a).

“Non-Solicitation Agreement”: that certain Non-Solicitation Agreement dated December 12, 2003, between Bruce McMaster and the Borrower.

“Non-U.S. Lender”: as defined in Section 2.17(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Tranche A Letters of Credit, any Specified Swap Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees (including the Success Fee), indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Original Closing Date”: July 23, 1998.

“Original Guarantee and Collateral Agreement”: that certain Guarantee and Collateral Agreement, dated as of July 23, 1998, among DDi Intermediate Holdco., the Company, the Borrower and certain of their Subsidiaries in favor of the Administrative Agent.

“Original Indebtedness”: as defined in the recitals hereto.

“Original Loans”: as defined in the recitals hereto.

“Original Revolving Credit Loans”: as defined in the recitals hereto.

“Original Revolving Extensions of Credit”: as defined in the recitals hereto.

“Original Swap Agreement”: as defined in the recitals hereto.

“Original Tranche A Term Loans”: as defined in the recitals hereto.

“Original Tranche B Term Loans”: as defined in the recitals hereto.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Registration Rights Agreements”: the collective reference to (i) the Registration Rights Agreement (New DDi Europe Preferred Stock), dated December 12, 2003, made by DDi Europe for the benefit of the holders of Registrable Securities (as defined therein), (ii) the Registration Rights Agreement (New Common Stock), dated December 12, 2003, made by DDi Corp. for the benefit of the holders of Registrable Securities (as defined therein), and (iii) the Registration Rights Agreement (Senior Discount Warrants), dated December 12, 2003, made by DDi Corp. for the benefit of the holders of Registrable Securities (as defined therein) in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Other Warrant Agreement”: that certain Senior Discount Warrant Agreement, dated December 12, 2003, between DDi Corp. and Mellon, as warrant agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Participant”: as defined in Section 10.6(b).

“Participating Share”: with respect to any Tranche A Lender the amount equal to (x) (i) the aggregate Commitments outstanding on the Scheduled Tranche A Revolving Termination Date or on the SED Date, as applicable, multiplied by such Tranche A Revolving Lender’s Tranche A Commitments outstanding on the Restatement Effective Date less (ii) the aggregate Commitments outstanding on the Restatement Effective Date multiplied by such

Tranche A Revolving Lender’s Tranche A Commitments outstanding on the Scheduled Tranche A Revolving Termination Date to on the SED Date, as applicable, divided by (y) the sum of Commitments outstanding on the Restatement Effective Date.

“Participation Interest”: as defined in Section 10.8(a).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which Details or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization”: the Modified First Amended Plan of Reorganization for DDi Corp. and the Company, dated as of August 30, 2003, filed with the Bankruptcy Court and confirmed by the Confirmation Order with respect to the Cases filed by DDi Corp. and the Company with such amendments as may be approved pursuant to the Restructuring Support Agreement.

“Preferred Stock”: any Capital Stock entitled by its terms to a preference (a) as to dividends or (b) upon a distribution of assets.

“Pre-Restructuring Loan Documents”: the Original Credit Agreement, the Original Guarantee and Collateral Agreement and all collateral and ancillary documentation executed in connection therewith, including, without limitation, the terminated interest rate exchange agreement and transactions thereunder entered into by Details.

“Projections”: as defined in Section 6.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation.

“Qualified Account”: a deposit account of the Borrower and its Subsidiaries in which the Administrative Agent has a perfected first priority security interest, in each case on terms and conditions satisfactory to the Administrative Agent.

“Real Properties”: as defined in Section 4.17.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries.

“Reference Period”: with respect to any date, means the period of four consecutive fiscal quarters of Details immediately preceding such date or, if such date is the last day of a fiscal quarter, ending on such date.

“Register”: as defined in Section 10.6(d).

“Registration Rights Agreements”: the collective reference to the Lender Registrations Rights Agreement and the Other Registration Rights Agreements.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the relevant Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Tranche A Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith which are not applied to prepay the Term Loans or reduce the Tranche A Revolving Credit Commitments pursuant to Section 2.9(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which Details has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that Details (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended or then committed to be expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in Details’ business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months (or, in the case of any reinvestment to be made by Details or any of its Subsidiaries from the proceeds of any property or casualty insurance claim, twelve months) after such Reinvestment Event and (b) the date on which Details shall have determined not to, or shall have otherwise ceased to, acquire assets useful in Details’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Agreements”: the collective reference to all documents relating to the implementation of the Plan of Reorganization and the DDi Reorganization, including, without limitation, the Registration Rights Agreements, the Warrant Agreements, the Escrow Agreement, and the Non-Solicitation Agreement.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.

“Required Lenders”: the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans and (ii) the Total Tranche A Revolving Credit Commitments or, if the Tranche A Revolving Credit Commitments have been terminated, the Total Tranche A Revolving Extensions of Credit.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of Details, but in any event, with respect to financial matters, the chief financial officer of Details.

“Restatement Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be no later than January 30, 2004.

“Restructuring”: as defined in the recitals hereto.

“Restructuring Support Agreement”: that certain Restructuring Support Agreement dated as of August 1, 2003, by and among (i) DDi Corp., DDi Intermediate Holdco, the Company, the Borrower and their respective Subsidiaries and affiliates, (ii) the Administrative Agent and (iii) the Lenders.

“Sale-Leaseback Transaction”: as defined in Section 7.11.

“Scheduled Tranche A Revolving Termination Date”: June 30, 2005.

“Second Original Closing Date”: the Business Day immediately following the Original Closing Date.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and the rules and regulations.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the DDi Corp. Guarantee and Collateral Agreement, the Mortgages, the DDi Corp. Cash Account Agreement, the JPM Controlled Account Agreement, the JPM Qualified Cash Control Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“SED Date”: the date of the occurrence of a Significant Event of Default;

“Senior Accreting Notes”: the senior unsecured accreting notes of the Company issued pursuant to the Company Indenture.

“Significant Event of Default”: shall mean the reference to the Events of Default set forth in Sections 8(a) and 8(f).

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control” (or analogous concept) as defined in the Company Indenture to the extent there is Indebtedness outstanding thereunder and such definition (or concept) remains applicable thereto at the date of determination.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Lender or affiliate thereof in respect of interest rates.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Details and unless otherwise specified, DDISV shall be treated as a Subsidiary of Details.

“Subsidiary Guarantor”: each Subsidiary of Details other than any Excluded Foreign Subsidiary.

“Success Fee”: a fee of 4.625% per annum payable as described in Section 2.12(e).

“Swap Agreement”: means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swap Termination Payment”: as defined in the recitals hereto.

“Telerate Page”: means the display designated as Page 3750 on the Dow Jones Markets System (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Term Loan Lenders”: the collective reference to the Tranche A Term Loan Lenders (on and after the Scheduled Tranche A Revolving Termination Date) and the Tranche B Term Loan Lenders.

“Term Loans”: the collective reference to the Tranche A Term Loans (on and after the Scheduled Tranche A Revolving Termination Date) and the Tranche B Term Loans.

“Total Tranche A Revolving Credit Commitments”: at any time, the aggregate amount of the Tranche A Revolving Credit Commitments at such time.

“Total Tranche A Revolving Extensions of Credit”: at any time, the aggregate amount of the Tranche A Revolving Extensions of Credit of the Tranche A Revolving Credit Lenders at such time.

“Tranche A Lender”: a lender who is either a Tranche A Term Loan Lender or a Tranche A Revolving Lender.

“Tranche A Letters of Credit”: as defined in Section 3.1(a).

“Tranche A L/C Commitment”: $5,000,000.

“Tranche A L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Tranche A Revolving Credit Commitment Period.

“Tranche A L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Tranche A Letters of Credit and (b) the aggregate amount of drawings under Tranche A Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“Tranche A L/C Participants”: the collective reference to all the Tranche A Revolving Credit Lenders other than the Issuing Lender.

“Tranche A Loan Commitment”: at any time prior to the Scheduled Tranche A Revolving Termination Date, the Tranche A Revolving Credit Commitment, and, at any time on and after the Scheduled Tranche A Revolving Termination Date, the Tranche A Term Loan Commitment.

“Tranche A Loans”: at any time prior to the Scheduled Tranche A Revolving Termination Date, the Tranche A Revolving Credit Loans, and, at any time on and after the Scheduled Tranche A Revolving Termination Date, the Tranche A Term Loans.

“Tranche A Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Tranche A Revolving Credit Loans and Tranche A Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Tranche A Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.3(c), as the same may be changed from time to time pursuant to the terms hereof.

“Tranche A Revolving Credit Commitment Period”: the period from and including the Restatement Effective Date to and including the Scheduled Tranche A Revolving Termination Date or such earlier date on which the Tranche A Revolving Credit Commitments shall terminate as provided herein.

“Tranche A Revolving Credit Loans”: as defined in Section 2.3.

“Tranche A Revolving Extensions of Credit”: as to any Tranche A Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Tranche A Revolving Credit Loans made by such Lender then outstanding and (b) such Lender’s Tranche A Revolving Percentage of the Tranche A L/C Obligations then outstanding.

“Tranche A Revolving Lender”: each Lender which has a Tranche A Revolving Credit Commitment or which has made Tranche A Revolving Credit Loans.

“Tranche A Revolving Percentage”: as to any Tranche A Revolving Lender at any time, the percentage which such Lender’s Tranche A Revolving Credit Commitment then constitutes of the Tranche A Total Revolving Credit Commitments (or, at any time after the Tranche A Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Tranche A Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Revolving Credit Loans then outstanding).

“Tranche A Term Loan”: as defined in Section 2.1(c).

“Tranche A Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make Tranche A Term Loans to the Borrower hereunder in an aggregate principal amount not to exceed the outstanding principal amount of such Lender’s Tranche A Revolving Credit Loan on the Scheduled Tranche A Revolving Termination Date.

“Tranche A Term Loan Lender”: each Lender which has a Tranche A Term Loan Commitment or which has made Tranche A Term Loans.

“Tranche A Term Loan Maturity Date”: April 15, 2008.

“Tranche A Term Loan Percentage”: as to Tranche A Term Loan Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding.

“Tranche B Term Loans”: the collective reference to the Tranche B-1 Term Loans and the Tranche B-2 Term Loans.

“Tranche B Term Loan Commitment”: the collective reference to the Tranche B-1 Term Loan Commitment and the Tranche B-2 Term Loan Commitment.

“Tranche B Term Loan Lender”: the collective reference to the Tranche B-1 Term Loan Lenders and the Tranche B-2 Term Loan Lenders.

“Tranche B Term Loan Maturity Date”: April 15, 2008.

“Tranche B Term Loan Percentage”: as to any Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding.

“Tranche B-1 Term Loans”: as defined in Section 2.1 (b).

“Tranche B-1 Term Loan Commitment”: as to a Tranche B-1 Term Loan Lender, the obligation of such Lender, if any, to make Tranche B-1 Term Loans to the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche B-1 Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A.

“Tranche B-1 Term Loan Lender”: each Lender which has a Tranche B-1 Term Loan Commitment or which has made Tranche B-2 Term Loans.

“Tranche B-2 Term Loans”: as defined in Section 2.1 (b).

“Tranche B-2 Term Loan Commitment”: as to a Tranche B-2 Term Loan Lender, the obligation of such Lender, if any, to make Tranche B-2 Term Loans to the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche B-2 Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A.

“Tranche B-2 Term Loan Lender”: each Lender which has a Tranche B-2 Term Loan Commitment or which has made Tranche B-2 Term Loans.

“Transferee”: as defined in Section 10.16.

“True-Up Amount”: an amount equal to (x)(i) the sum of the Tranche A Loan Commitments and Tranche B Term Loan Commitments outstanding on the Scheduled Tranche A Revolving Termination Date or on the SED Date, as applicable, multiplied by the Tranche A Loan Commitments outstanding on the Restatement Effective Date less (ii) the sum of the

Tranche A Loan Commitments and Tranche B Term Loan Commitments outstanding on the Restatement Effective Date multiplied by the Tranche A Loan Commitments outstanding on the Scheduled Tranche A Revolving Termination Date, or on the SED Date, as applicable, divided by (y) the sum of the Tranche A Loan Commitments and Tranche B Term Loan Commitments outstanding on the Restatement Effective Date.

“True-Up Trigger”: if the following occurs: (i) the ratio of (x) the Tranche A Loan Commitments outstanding on the Scheduled Tranche A Revolving Termination Date or on the SED Date, as applicable, to (y) the aggregate Tranche A Loan Commitments and Tranche B Loan Commitments outstanding on the Scheduled Tranche A Revolving Termination Date or on the SED Date, as applicable, is less than (ii) the ratio of (x) Tranche A Loan Commitments outstanding on the Restatement Effective Date to (y) the aggregate Tranche A Loan Commitments and Tranche B Loan Commitments outstanding on the Restatement Effective Date.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“U.S. Taxes”: as defined in Section 10.6(f)(ii).

“Warrant Agreements”: the collective reference to the Lender Warrant Agreement and the Other Warrant Agreements.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Details.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents.

(b) As used herein and in the other Loan Documents, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period Details or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property which is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period; (ii) if during such Reference Period Details or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period; and (iii) if during such Reference Period any Person that subsequently became a Subsidiary or was merged with or into Details or any Subsidiary since the beginning of such Reference Period shall have entered into any disposition or acquisition transaction that would have required an adjustment pursuant to clause (i) or (ii) above if made by Details or a Subsidiary during such Reference Period, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such Reference Period. As used in this paragraph, “Material Acquisition” means any acquisition of Property or series of related acquisitions of Property (including by way of merger) which (a) constitutes assets comprising all or substantially all of a facility or an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Details and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value in the case of other non-cash consideration) in excess of $2,000,000; and “Material Disposition” means any Disposition of Property or series of related Dispositions of Property which yields gross proceeds to Details or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan Commitments; Tranche A Loans. (a) On the Original Closing Date and on the Second Original Closing Date, certain Lenders made the Original Tranche A Term Loans in an aggregate principal amount of $105,000,000 and the Original Tranche B Term Loans in an aggregate principal amount of $150,000,000 and agreed to provide the Original Revolving Extensions of Credit in an aggregate principal amount of up to $50,000,000.

(b) On the Restatement Effective Date, the Original Loans and the Swap Termination Payment shall be restructured and exchanged and the following amounts will be outstanding hereunder: (i) Tranche A Revolving Credit Loans in the aggregate principal amount of $13,802,000 (as described in Section 2.3), (ii) term loans in the aggregate principal amount of $43,385,666.97 (the “Tranche B-1 Term Loans”) and (iii) term loans in the aggregate principal amount of $14,507,249.53 (the “Tranche B-2 Term Loans”). All Original Loans outstanding on the Restatement Effective Date as restructured and exchanged pursuant hereto, shall remain outstanding to the Borrower hereunder on the terms set forth herein and, with respect to any Original Loans made to DDISV, DDISV shall transfer and assign, and the Borrower shall assume, all obligations and liabilities of DDISV with respect to such Original Loans effective as of the Restatement Effective Date.

(c) Any principal amount of Tranche A Revolving Credit Loans of any Tranche A Lender outstanding as of the Scheduled Tranche A Revolving Termination Date shall be automatically converted to term loans to the Borrower (the “Tranche A Term Loans”) in an aggregate amount not to exceed the amount of the Tranche A Term Loan Commitment of such Lender.

(d) The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Section 2.10.

2.2 Repayment of Term Loans. (a) (i) The Tranche A Term Loans of each Tranche A Term Loan Lender shall mature in quarterly installments (other than with respect to the last installment, which shall be due on April 15, 2008, the Tranche A Term Loan Maturity Date), commencing on June 30, 2005 (the Scheduled Tranche A Revolving Termination Date), in an amount equal to such Lender’s Tranche A Term Loan Percentage of the amount set forth opposite the date on which such installment is due:

Installment	Amount
June 30, 2005	$514,403.29
September 30, 2005	$514,403.29
December 31, 2005	$514,403.29
March 31, 2006	$514,403.29
June 30, 2006	$514,403.29
September 30, 2006	$514,403.29
December 31, 2006	$514,403.29
March 31, 2007	$514,403.29
June 30, 2007	$514,403.29
September 30, 2007	$514,403.29
December 31, 2007	$514,403.29
March 31, 2008	$514,403.29
April 15, 2008	$8,827,160.52

provided that, if on the Scheduled Tranche A Revolving Termination Date (after giving effect to the conversion pursuant to Section 2.5) the aggregate principal amount of Tranche A Term Loans then outstanding is less than the Total Tranche A Revolving Credit Commitment outstanding on the Restatement Effective Date, then the installment amount due on April 15, 2008 shall be reduced by an amount equal to the difference between the Total Tranche A Revolving Credit Commitment outstanding on the Restatement Effective Date and the Tranche A Term Loans outstanding on the Scheduled Tranche A Revolving Termination Date.

(b) Any Tranche A Term Loans outstanding on the Tranche A Term Loan Maturity Date shall be due and payable on such date.

(c) (i) The Tranche B Term Loan of each Tranche B Lender shall mature in quarterly installments (other than with respect to the last installment, which shall be due on April 15, 2008, the Tranche B Term Loan Maturity Date), commencing on March 31, 2004, each of which shall be in an amount equal to such Lender’s Tranche B Term Loan Percentage of the amount set forth opposite the date on which such installment is due:

Installment	Amount
March 31, 2004	$25,000.00
June 30, 2004	$25,000.00
September 30, 2004	$25,000.00
December 31, 2004	$25,000.00
March 31, 2005	$25,000.00
June 30, 2005	$1,985,596.71
September 30, 2005	$1,985,596.71
December 31, 2005	$1,985,596.71
March 31, 2006	$1,985,596.71
June 30, 2006	$1,985,596.71
September 30, 2006	$1,985,596.71
December 31, 2006	$1,985,596.71
March 31, 2007	$1,985,596.71
June 30, 2007	$1,985,596.71
September 30, 2007	$1,985,596.71
December 31, 2007	$1,985,596.71
March 31, 2008	$1,985,596.71
April 15, 2008	$33,940,755.65

(d) Any Tranche B Term Loans outstanding on the Tranche B Term Loan Maturity Date shall be due and payable on such date.

2.3 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Tranche A Revolving Lender severally agrees to make revolving credit loans (“Tranche A Revolving Credit Loans”) to the Borrower from time to time during the Tranche A Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Tranche A Revolving Percentage of the aggregate amount of the Tranche A L/C Obligations then outstanding, does not exceed the amount of such Lender’s Tranche A Revolving Credit Commitment. As of the Restatement Effective Date, (x) $13,802,000 of Tranche A Revolving Credit Loans will be outstanding and (y) $1,198,000 of Tranche A L/C Obligations (consisting of undrawn and unexpired Existing Facility Letters of Credit of like aggregate amount) will be outstanding under the Tranche A Revolving Credit Facility.

(b) During the Tranche A Revolving Credit Commitment Period, the Borrower may use the Tranche A Revolving Credit Commitments by borrowing, prepaying the Tranche A

Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Tranche A Revolving Credit Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.4 and 2.10, provided that no Tranche A Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Scheduled Tranche A Revolving Termination Date.

(c) The sum of the Tranche A Revolving Credit Commitments of all Tranche A Revolving Credit Lenders shall at no time exceed $15,000,000. Schedule 2.3(c) sets forth the Tranche A Revolving Credit Commitment of each Tranche A Revolving Lender.

2.4 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Tranche A Revolving Credit Commitments during the Tranche A Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 3:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 11:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Tranche A Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Tranche A Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available Tranche A Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,500,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Tranche A Revolving Lender thereof. Each Tranche A Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2 prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Tranche A Revolving Credit Lenders and in like funds as received by the Administrative Agent.

2.5 Conversion of Tranche A Revolving Credit Facility. Subject to the terms and conditions hereof, each Tranche A Revolving Lender severally agrees that on the Scheduled Tranche A Revolving Termination Date, the aggregate principal amount of all Tranche A Revolving Credit Loans outstanding under the Tranche A Revolving Credit Facility shall automatically be converted into the Tranche A Term Loans hereunder and such Lenders shall thereafter be Tranche A Term Loan Lenders hereunder for all purposes hereof.

2.6 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Revolving Lender a commitment fee for the period from and including the Restatement Effective Date to the last day of the Tranche A Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Tranche A Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Scheduled Tranche A Revolving Termination Date or such earlier date on which the Tranche A Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

(b) Details agrees to pay to the Administrative Agent the fees in the amounts and on the dates described in the Fee Letter and agrees to pay the Documentation Agent the fees previously agreed to in writing by Details and the Documentation Agent.

2.7 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Tranche A Revolving Credit Commitments or, from time to time, to reduce the amount of the Tranche A Revolving Credit Commitments; provided that no such termination or permanent reduction of Tranche A Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Tranche A Revolving Credit Loans made on the effective date thereof, the Total Tranche A Revolving Extensions of Credit would exceed the Total Tranche A Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall permanently reduce the Tranche A Revolving Credit Commitments then in effect. Notwithstanding the above, the Borrower shall not be permitted to terminate or reduce permanently any Tranche A Revolving Credit Commitments pursuant to this Section 2.7 unless the Borrower also simultaneously prepays Tranche B Term Loans pursuant to Section 2.8 on a pro rata basis based upon the outstanding Tranche A Revolving Commitments and outstanding principal amount of the Tranche B Term Loans at such time.

2.8 Optional Prepayments. The Borrower may at any time and from time to time, at the Borrower’s option, prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day earlier than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Tranche A Revolving Credit Loans which are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Tranche A Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Amounts to be applied in connection with optional prepayments of the Tranche A Revolving Credit Loans shall, at the election of the Borrower, be applied only to the Tranche A Revolving Credit Loans in accordance with the last sentence of this Section 2.8 or, on a pro rata basis, among the Tranche A Revolving Credit Commitments and the Tranche B Term Loans. Amounts to be applied in connection with optional prepayments of the Term Loans after the Scheduled Tranche A Revolving Termination Date shall be applied on a pro rata basis among the Tranche A Term Loans and the Tranche B Term Loans based upon the outstanding principal amount thereof. Any prepayment of Tranche A Term Loans and

Tranche B Term Loans shall be applied to the installments thereof as set forth in Section 2.2 in inverse order of maturity and may not subsequently be reborrowed. Prior to the Scheduled Tranche A Revolving Termination Date, the Borrower may elect to make optional prepayments under the Tranche A Revolving Credit Facility that do not constitute permanent reductions of Commitments thereunder to repay the Tranche A Revolving Credit Loans only.

2.9 Mandatory Prepayments and Commitment Reductions. (a) Unless the Required Lenders shall otherwise agree, if any Indebtedness shall be Incurred by DDi Corp. or any of its Subsidiaries (excluding DDi Europe), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such Incurrence toward the prepayment of the Term Loans and, prior to the Scheduled Tranche A Revolving Termination Date, the reduction of the Tranche A Revolving Credit Commitments as set forth in Section 2.9(e); provided that no such prepayment and reduction shall be required pursuant to this Section 2.9(a) with respect to Indebtedness Incurred in accordance with Section 7.2, other than to the extent set forth therein.

(b) Unless the Required Lenders shall otherwise agree, if any Capital Stock shall be issued or sold by DDi Corp. or any of its Subsidiaries (excluding DDi Europe) for cash, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance toward the prepayment of the Term Loans and the reduction of the Tranche A Revolving Credit Commitments as set forth in Section 2.9(e).

(c) Unless the Required Lenders shall otherwise agree, if on any date DDi Corp. or any of its Subsidiaries (excluding DDi Europe) shall receive Net Cash Proceeds from any Asset Sale or Recovery Event (unless a Reinvestment Notice shall be delivered in respect thereof) then, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and, prior to the Scheduled Tranche A Revolving Termination Date, the reduction of the Tranche A Revolving Credit Commitments as set forth in Section 2.9(e); provided that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $1,000,000 in any fiscal year of Details, (ii) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $1,000,000 in any fiscal year of Details, and (iii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and, prior to the Scheduled Tranche A Revolving Termination Date, the reduction of the Tranche A Revolving Credit Commitments as set forth in Section 2.9(e), and provided, further, that 100% of the Net Cash Proceeds of the first $1,250,000 of Asset Sales (after giving effect to any Reinvestment Notice in respect of such Asset Sales), which Asset Sales shall in any event include any sale of real or personal property located at the facilities in Garland, Texas and Sterling, Virginia, may be applied by the Borrower to repay Tranche A Revolving Credit Loans only so long as such repayment does not also constitute a permanent reduction of Tranche A Revolving Credit Commitments.

(d) Unless the Required Lenders shall otherwise agree, if, on December 31 of any fiscal year of Details, commencing with fiscal year 2004, there shall be Excess Cash, the Borrower shall, on the relevant Excess Cash Application Date, prepay the Term Loans and, prior to the Scheduled Tranche A Revolving Termination Date, reduce the Tranche A Revolving

Credit Commitments as set forth in Section 2.9(e) in an amount equal to the excess, if any, of Excess Cash as at December 31 for such fiscal year over $15,000,000. Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Application Date”) that is the earlier of (i) the date on which the financial statements of Details referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered, provided that the Excess Cash Application Date for fiscal year 2004 shall be July 15, 2005.

(e) Prior to the Scheduled Tranche A Revolving Termination Date, amounts to be applied in connection with mandatory prepayments and Commitment reductions made pursuant to Section 2.9 shall be applied to the prepayment of the Tranche B Term Loans and to reduce permanently the Tranche A Revolving Credit Commitments on a pro rata basis on the outstanding amount thereof. Any such reduction of the Tranche A Revolving Credit Commitments shall be accompanied by prepayment of the Tranche A Revolving Credit Loans to the extent, if any, that the Total Tranche A Revolving Extensions of Credit exceed the amount of the Total Tranche A Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Tranche A Revolving Credit Loans then outstanding is less than the amount of such excess (because Tranche A L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Tranche A Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. On and after the Scheduled Tranche A Revolving Termination Date, amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 2.9 shall be applied to the prepayment of the Term Loans, pro rata among Tranche A Term Loans and Tranche B Term Loans, based upon the outstanding principal amount thereof. Subject to the second preceding sentence, the application of any prepayment pursuant to Section 2.9 shall be made first to ABR Loans and second to Eurodollar Loans. Each prepayment of the Loans under Section 2.9 (except in the case of Tranche A Revolving Credit Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f) All unpaid amounts owing hereunder shall be due and payable on April 15, 2008.

(g) Notwithstanding anything to the contrary in Sections 2.9(a) or 2.9(b) above, no prepayment of the Term Loans or reduction of the Tranche A Revolving Credit Commitments shall be required with respect to up to the first $10,000,000 in the aggregate of Net Cash Proceeds of any issuances of equity or Indebtedness of DDi Corp. or the Company (any such issuance, “New Capital”), so long as (i) any such issuance of Indebtedness is subordinated to the Obligations on terms satisfactory to the Administrative Agent and the Required Lenders, (ii) no cash payments are required to made with respect to such New Capital until all Obligations are paid in full, (iii) in the case of any issuance of equity of DDi Corp., the Lenders shall have anti-dilution protection under the Lender Warrant Agreement and (iv) the terms of any such issuance of Indebtedness are otherwise satisfactory to the Administrative Agent and the Required Lenders. All Net Cash Proceeds of issuances of New Capital pursuant to this Section 2.9(g) shall be immediately deposited in Qualified Accounts of the Borrower and its Subsidiaries; provided that up to $4,000,000 of such Net Cash Proceeds from any issuance of equity of DDi Corp. may be distributed to DDi Europe.

2.10 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than four Eurodollar Tranches shall be outstanding at any one time.

2.12 Interest Rates and Payment Dates; Success Fee. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.12 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Tranche A Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the ABR plus 3.25%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.12 shall be payable from time to time on demand.

(e) In addition to the foregoing, the Borrower shall pay a Success Fee to the Lenders as follows:

(i) the Borrower agrees to pay to each Tranche A Lender the Success Fee which shall accrue on a quarterly basis and which shall be payable in cash (x) on the date that Details achieves Consolidated EBITDA of $50,000,000 as at the end of any fiscal quarter for the preceding 12 month period and thereafter on a quarterly basis in arrears on each Interest Payment Date for ABR Loans and (y) on the Tranche A Term Loan Maturity Date; such Success Fee will be paid prior to the Scheduled Tranche A Revolving Termination Date on such Lender’s Tranche A Revolving Credit Commitment and on and after the Scheduled Tranche A Revolving Termination Date on such Lender’s outstanding Tranche A Term Loans;

(ii) the Borrower agrees to pay to each Tranche B-1 Term Loan Lender the Success Fee on such Lender’s outstanding Tranche B-1 Term Loans which shall accrue on a quarterly basis and which shall be payable in cash (x) on the date that Details achieves Consolidated EBITDA of $50,000,000 as at the end of any fiscal quarter for the preceding 12 month period and thereafter on a quarterly basis in arrears on each Interest Payment Date for ABR Loans and (y) on the Tranche B Term Loan Maturity Date; and

(iii) the Borrower agrees to pay to each Tranche B-2 Term Loan Lender the Success Fee on such Lender’s outstanding Tranche B-2 Term Loans which shall accrue on a quarterly basis and which shall be payable in cash (x) on the date that Details achieves Consolidated EBITDA of $50,000,000 as at the end of any fiscal quarter for the preceding 12 month period and thereafter on a quarterly basis in arrears on each Interest Payment Date for ABR Loans and (y)

on the Tranche B Term Loan Maturity Date, if and to the extent that on such date the fair market value of Details and its Subsidiaries (as determined by an independent valuation firm approved by the Administrative Agent) is greater than the outstanding amount of Obligations (other than the Success Fees) due under the Loan Documents, provided that (x) in any event, all accrued and unpaid Success Fees payable pursuant to clauses (i) and (ii) above shall be due and payable in cash on the Tranche A Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, as applicable, and (y) (A) in the event that 50% or more (but not all) of the outstanding Tranche A Revolving Credit Commitments and/or Tranche A Term Loans, as the case may be, and Tranche B Term Loans, are permanently reduced and prepaid, all accrued and unpaid Success Fees payable pursuant to clauses (i), (ii) and (iii) above shall be due and payable in cash on the date of reduction and prepayment, and after such date, all Success Fees shall be payable in cash on a quarterly basis in arrears on each Interest Payment Date for ABR Loans and (B) in the event that 100% of the Tranche A Revolving Credit Commitments are terminated and/or the Tranche A Term Loans are prepaid in full, as the case may be, and the Tranche B Term Loans are prepaid in full, all accrued and unpaid Success Fees payable pursuant to clauses (i), (ii) and (iii) above shall be due and payable in cash on the date or termination and prepayment.

2.13 Computation of Interest and Fees. Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility that were to have been continued as such on such first day shall be converted on such day to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.15 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Loan Percentages, Tranche B Term Loan Percentages or Tranche A Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche A Term Loans or the Tranche B Term Loans shall be made pro rata according to the respective outstanding principal amounts of such Term Loans of the Borrower then held by the relevant Term Loan Lenders (except as otherwise provided in paragraph (d) below). The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans and Tranche B Term Loans, as the case may be, in inverse order of maturity.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche A Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Revolving Credit Loans then held by the Tranche A Revolving Credit Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 10.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.15(e) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

2.16 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Tranche A Letters of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (other than taxes), by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Tranche A Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.16, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Tranche A Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor.

(c) A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i)

that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt, or in any case where an official receipt is not available, such other similar evidence of payment sufficient for such purposes, received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (other than any loss of Applicable Margin) which such Lender reasonably may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification shall be based upon the amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.18 submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.19 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Tranche A Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the “Tranche A Letters of Credit”) for the account of the Borrower on any Business Day during the Tranche A Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Tranche A Letter of Credit if, after giving effect to such issuance, (i) the Tranche A L/C Obligations would exceed the Tranche A L/C Commitment or (ii) the aggregate amount of the Available Tranche A Revolving Credit Commitments would be less than zero. Each Tranche A Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Scheduled Tranche A Revolving Termination Date, provided that any Tranche A Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) Each Tranche A Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c) The Issuing Lender shall not at any time be obligated to issue any Tranche A Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Tranche A Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Tranche A Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Tranche A Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Tranche A Letters of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Tranche A Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Tranche A Letter of Credit to the relevant Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Tranche A Letter of Credit (including the amount thereof).

3.3 Commissions, Fees and Other Charges. (a) The Borrower will pay a commission on all outstanding Tranche A Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Tranche A Revolving Credit Facility shared ratably among the Tranche A Revolving Credit Lenders and payable quarterly in arrears on each Tranche A L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 1/4 of 1% per annum, payable quarterly in arrears on each such Tranche A Letter of Credit on each Tranche A L/C Fee Payment Date after the issuance date with respect to each Tranche A Letter of Credit issued for the account of the Borrower.

(b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Tranche A Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Tranche A Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Tranche A Revolving Percentage in the Issuing Lender’s obligations and rights under each Tranche A Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Tranche A Letter of Credit for which the Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Tranche A Revolving Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Tranche A Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Tranche A Revolving Credit Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Tranche A Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Tranche A Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. (a) The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of the draft presented under any Tranche A Letter of Credit issued for the account of the Borrower and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in Section 2.12(c). Each drawing under any Tranche A Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by Tranche A L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.4 of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any beneficiary of a Tranche A Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Tranche A Letter of Credit or any other party to which such Tranche A Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Tranche A Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Tranche A Letter of Credit, except for errors or omissions resulting from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Tranche A Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Tranche A Letter of Credit, the Issuing Lender shall promptly notify the relevant Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Tranche A Letter of Credit shall, in addition to any payment obligation expressly provided for in such Tranche A Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Tranche A Letter of Credit in connection with such presentment are substantially in conformity with such Tranche A Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Tranche A Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Transitional Provisions. On the Restatement Effective Date, the certain letters of credit outstanding under the Original Credit Agreement as of the Restatement Effective Date with an aggregate face amount of $1,198,000 (the “Existing Facility Letters of Credit”), without duplication, (i) shall be deemed to be Tranche A Letters of Credit issued pursuant to and in compliance with this Section 3, (ii) the face amount of such Existing Facility Letters of Credit shall be included in the calculation of the available Tranche A L/C Commitment and the Tranche A Revolving Extensions of Credit, (iii) the provisions of this Section 3 shall apply thereto, and the Borrower and the Tranche A Revolving Lenders hereunder hereby expressly assume all obligations with respect to such Letters of Credit and (iv) all liabilities of the Borrower with respect to such Existing Facility Letters of Credit shall constitute Obligations.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make or maintain the Loans and issue or participate in the Tranche A Letters of Credit, the Company and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) The historical financial disclosure in the Disclosure Statement (other than the valuation analysis set forth in Section I.O.2 in the Disclosure Statement) presents fairly in all material respects the financial condition of DDi Corp. and its Subsidiaries, and no material changes to such financial disclosure have occurred that have not been disclosed in writing to the Lenders.

(b) The audited consolidated balance sheets of Details as at December 31, 2002 and December 31, 2001, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PriceWaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Details as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Details as at September 30, 2003, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date present fairly in all material respects the consolidated financial condition of Details as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firms of accountants and disclosed therein). Details and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which pursuant to GAAP would have to be reflected in such financial statements, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2002 to and including the date hereof there has been no Disposition by Details or any of its Subsidiaries of any material part of its business or Property.

4.2 No Change. Except as set forth on Schedule 4.2 hereto, since December 31, 2002, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, it being understood that the filing of the Cases and the facts related thereto as disclosed in filings with the Securities and Exchange Commission, press releases of DDi Corp. and its Subsidiaries and filings with the Bankruptcy Court in each case that are publicly available and/or have been previously provided in writing to the Lenders and as otherwise disclosed in writing to the Lenders shall not, in and of themselves, constitute a Material Adverse Effect. It is also understood and agreed that Schedule 4.2 shall not waive or relieve the Transaction Parties from any of their covenants or agreements under this Agreement.

4.3 Corporate Existence; Compliance with Law. Each of the Details, the Company, and their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except where failure to comply would not result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the DDi Reorganization, the Restructuring and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, (ii) those consents, authorizations, filings and notices (to the extent material) which have been obtained or made and are in full force and effect and (iii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Tranche A Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Details, the Company or any of their Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to Details, the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company or the Borrower, threatened by or against Details, the Company or any of their Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. Neither Details, the Company nor any of their Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of Details, the Company and each of their Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Except as set forth in Schedule 4.9, (i) Details, the Company and each of their Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Company or the Borrower know of any valid basis for any such claim; and (iii) the use of material Intellectual Property by Details, the Company and their Subsidiaries does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Each of Details, the Company and each of their Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Details, the Company or their Subsidiaries, as the case may be); no tax Lien has been filed, and (except as disclosed on Schedule 4.10), to the knowledge of the Company and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

4.12 Labor Matters. There are no strikes or other labor disputes against Details, the Company or any of their Subsidiaries pending or, to the knowledge of the Company or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by, and payment made to, employees of Details, the Company and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from Details, the Company or any of their Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of, Details, the Company or such Subsidiary or otherwise disclosed in writing to the Lenders.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer

Plan which has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.15 Subsidiaries. The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of Details and the Company at the date hereof.

4.16 Use of Proceeds. The proceeds of the Tranche A Revolving Credit Loans and the Tranche A Letters of Credit shall be used for working capital needs and general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business (including in connection with any acquisition described in Section 7.8(h)).

4.17 Environmental Matters. Except as set forth on Schedule 4.17, and except as, in the aggregate, could not reasonably be expected to result in the payment of a Material Environmental Amount:

(a) The facilities and properties owned, leased or operated by Details, the Company or any of their Subsidiaries (the “Real Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b) The Real Properties and all operations at the Real Properties are in material compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Real Properties or violation of any Environmental Law with respect to the Real Properties or the business operated by Details, the Company or any of their Subsidiaries (the “Business”) which could materially interfere with the continued operation of the Real Properties or materially impair the fair saleable value thereof. Neither Details, the Company nor any of their Subsidiaries has assumed any liability of any other Person under Environmental Laws.

(c) Neither Details, the Company nor any of their Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Business, nor does the Company or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Real Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Real Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company and the Borrower, threatened, under any Environmental Law to which Details, the Company or any of their Subsidiaries is or will be named as a party with respect to the Real Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Real Properties or the Business.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Real Properties, or arising from or related to the operations of Details, the Company or any of their Subsidiaries in connection with the Real Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

(g) Neither Details, the Company nor any of their Subsidiaries has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information (other than the projections and the pro forma financial information described in the immediately following sentence) contained in this Agreement, any other Loan Document, the Disclosure Statement or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Details to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Disclosure Statement or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) Each of the Guarantee and Collateral Agreement and the DDi Corp. Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement and the DDi Corp. Guarantee and Collateral Agreement

shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement and the DDi Corp. Guarantee and Collateral Agreement, as applicable), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3).

(b) Each of the Mortgages pursuant to this Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof and, when these Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

4.20 Solvency. Each Loan Party (other than Dynamic Details Incorporated, Colorado Springs) is, and after giving effect to the DDi Reorganization and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 unless such insurance has been obtained.

4.22 Related Agreements. (a) The Borrower has delivered to each Lender complete and correct copies of each Related Agreement and of all exhibits and schedules thereto as of the date hereof.

(b) On the Restatement Effective Date, (i) all of the conditions to effecting or consummating the DDi Reorganization and the Restructuring set forth in the Related Agreements have been duly satisfied or waived, and (ii) the DDi Reorganization has been consummated in accordance with the Plan of Reorganization, the Related Agreements and all applicable laws.

4.23 DDICS. As of the Restatement Effective Date, DDICS has no operations, assets or liabilities, other than pursuant to or arising from (i) that certain Lease, dated June 15, 1994, among Davila Family Limited Partnership and DDICS, with respect to 6031-6035 Galley Road, Colorado Springs, CO and (ii) that certain lease dated, June 15, 1994, among Davila Family Limited Partnership and DDICS, with respect to 2115 Victor Place, Colorado Springs, CO.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to the Restatement Effective Date. The amendment and restatement of the Original Credit Agreement to be effected hereby and the agreement of each Lender to make the extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with execution of this Agreement, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Company and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of DDi Intermediate Holdco, the Company, Details and each other Subsidiary Guarantor, (iii) the DDi Corp. Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of DDi Corp., (iv) the Lender Warrant Agreement, executed and delivered by Mellon and a duly authorized officer of DDi Corp., (v) the Lender Registration Rights Agreement, executed and delivered by each Lender party thereto and a duly authorized officer of DDi Corp., (vi) the Non-Solicitation Agreement, executed and delivered by Bruce McMaster and a duly authorized officer of the Borrower, (vii) the Escrow Agreement, executed and delivered by Mellon and by a duly authorized officer of DDi Corp., (viii) the DDi Corp. Cash Account Agreement, executed and delivered by JPMorgan Chase Bank and by a duly authorized officer of DDi Corp., (ix) the JPM Controlled Account Agreement executed and delivered by JPMorgan Chase Bank and by a duly authorized officer of Details and (x) the JPM Qualified Cash Control Agreement executed and delivered by JPMorgan Chase Bank and by a duly authorized officer of Details.

(b) Confirmation Order and Plan of Reorganization.

(i) The Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Administrative Agent and the Required Lenders; the Confirmation Order shall be in full force and effect, shall not have been stayed, reversed, vacated or otherwise modified (unless otherwise satisfactory to the Administrative Agent and the Required Lenders); there shall be no appeal or petition for rehearing or certiorari pending in respect of the Confirmation Order or motion to revoke confirmation of the Plan of Reorganization; and the time to file any appeal or petition for rehearing or certiorari shall have lapsed; and

(ii) The conditions and transactions contemplated by the Plan of Reorganization to be satisfied and concluded on the Effective Date of the Plan of Reorganization (as defined in §2.1.74 of the Plan) shall have been satisfied and consummated substantially contemporaneously with the amendment and restatement of this Agreement on the Restatement Effective Date pursuant to documentation satisfactory to the Administrative Agent and the Required Lenders.

(c) Lender Warrants. DDi Corp. shall have issued the Lender Warrants pursuant to the Lender Warrant Agreement, and the Lender Warrants shall have been delivered to the escrow agent under and pursuant to the Escrow Agreement.

(d) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2002 and 2001 fiscal years and (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections previously distributed by Details to the Administrative Agent or the Lenders in writing.

(e) Business Plan. The Lenders shall have received a satisfactory written business plan for each fiscal year through 2005.

(f) Capitalization. The capitalization and structure of DDi Corp. and each of its Subsidiaries after giving effect to the DDi Reorganization and the Restructuring shall be consistent with the capitalization and structure previously disclosed to the Lenders in writing.

(g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of DDi Corp. or any of its Subsidiaries are located, and such search shall reveal no liens on any of the assets of DDi Corp. or any of its Subsidiaries (other than DDi Europe) except for liens permitted by Section 7.3 and liens to be discharged on or prior to the Restatement Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(h) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(i) Legal Opinions. The Administrative Agent shall have received:

(i) the legal opinion of Kirkland & Ellis LLP, counsel to the Company and its Subsidiaries, substantially in the form of Exhibit E; and

(ii) the legal opinion of such special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Pledged Stock; Stock Powers; Pledged Notes. Subject to Section 6.12, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the DDi Corp. Guarantee and Collateral Agreement and the Guarantee and Collateral Agreement together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the DDi Corp. Guarantee and Collateral Agreement and the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered and recorded.

(l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Collateral Agreement.

(m) Transaction Fees and Expenses. The Lenders, the Administrative Agent and their respective professionals shall have received all fees and other amounts required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and reasonable and documented out-of-pocket expenses of legal counsel), on or before the Restatement Effective Date or arrangements satisfactory to such Persons shall have been made with respect thereto.

(n) Government and Third Party Approvals. The Administrative Agent shall have received copies of all governmental and third party approvals necessary in connection with the Restructuring contemplated hereby and the continuing operations of the Loan Parties and their respective Affiliates and Subsidiaries (excluding DDi Europe) and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Restructuring.

(o) Benefit Plans. All management retention plans, management option plans, severance plans, senior management employment contracts and post-restructuring senior management employment arrangements in effect as of the Restatement Effective Date shall be satisfactory to the Administrative Agent.

5.2 Conditions to Restatement Effective Date and to Each Extension of Credit. The effectiveness of the Restatement Effective Date and the agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Tranche A Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Company and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Tranche A Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Company and the Borrower shall and shall cause each of their Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for distribution to each of the Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of DDi Corp. and Details, a copy of the audited consolidated balance sheet of DDi Corp. and its consolidated Subsidiaries and Details and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of DDi Corp. and Details, the unaudited consolidated balance sheet of DDi Corp. and its consolidated Subsidiaries and Details and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of DDi Corp. and Details (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of DDi Corp. and its consolidated Subsidiaries and Details and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments), together with a management discussion and analysis of such financial information;

(d) prompt written notice in the event that cash and cash equivalents on deposit in the Qualified Accounts fall below $12,500,000 and, during any period that cash and cash equivalents on deposit in Qualified Accounts is below $12,500,000, commencing on the first Wednesday to occur during such period and on every Wednesday thereafter during such period, a weekly report of the book cash and cash equivalents as of the week ending the preceding Friday; and

(e) prompt written notice in the event that the balance on deposit in the JPM Qualified Cash Account falls below the Minimum Liquidity, which notice shall include a description of the current balance in such account;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except (x) as approved by such accountants or officer, as the case may be, and disclosed therein and (y) in the case of the financial statements delivered pursuant to clauses (b) and (c) above, for the absence of footnotes).

6.2 Certificates; Other Information. Furnish to the Administrative Agent for distribution to each of the Lenders, or, in the case of clause (h), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth in Section 7.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge on behalf of such Loan Party and not in such Responsible Officer’s individual capacity, each Loan Party during such period has in all material respects observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information necessary for determining compliance by the Company and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Details, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Original Closing Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of Details, a detailed consolidated budget for the then-current fiscal year (including a projected consolidated balance sheet of Details and its Subsidiaries as of the end of such then-current fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days after the end of each fiscal quarter of Details, a narrative discussion and analysis of the financial condition and results of operations of Details and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) no later than three Business Days prior to the effectiveness thereof (or, to the extent that the consent of all or any portion of the Lenders is required hereunder in connection with such amendment, supplement, waiver or modification, no later than 10 Business Days prior to the effectiveness thereof), copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Company Indenture;

(f) within five days after the same are sent, copies of all financial statements and reports which DDi Corp., the Company or Details sends to the holders of any class of its debt securities or public equity securities and within five days after the same are filed, copies of all financial statements and reports which DDi Corp., the Company or Details may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(g) within ten Business Days after any Related Agreement is amended, restated, supplemented, modified, waived or terminated or replaced, copies of such amendments, waivers or new contracts, delivered to the Administrative Agent (to the extent such delivery is permitted by the terms of any such agreement); and

(h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

6.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Continue to engage in business of the same general type as now conducted by it, (ii) preserve, renew and keep in full force and effect its corporate existence and (iii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (iii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit, upon two Business Days’ prior notice to the chief financial officer or other Responsible Officer of the Company or Details (except when a Default or Event of Default has occurred and is continuing, in which case, no notice shall be required), representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants; provided that all such visits and inspections shall be coordinated through the Administrative Agent.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time affecting DDi Corp. or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after Details knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Details or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(d) any development or event which has had or could reasonably be expected to have a Material Adverse Effect; and

(e) no later than 10 Business Days prior to becoming effective or being adopted, any material amendment, supplement or other modification to or replacement of the Management Equity Incentive Plan, any management retention plan, management option plan or severance plan of any of DDi Corp. and its Subsidiaries.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary of the Company proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all

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applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Additional Collateral, etc.

(a) With respect to any Property acquired after the Restatement Effective Date by the Company or any other Loan Party (other than (x) any Property described in paragraph (b), (c) or (d) below and (y) any Property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or the DDi Corp. Guarantee and Collateral Agreement, as the case may be, or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or the DDi Corp. Guarantee and Collateral Agreement, as the case may be, or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real estate having a value (together with improvements thereof) of at least $1,000,000 acquired after the Original Closing Date by the Company or any other Loan Party (other than any such real estate subject to a Lien expressly permitted by Section 7.3(g)), promptly upon request of the Administrative Agent or the Required Lenders (i) execute and deliver a first priority Mortgage or deed of trust, as the case may be, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real estate, in form and substance reasonably satisfactory to the Administrative Agent, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real estate in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Restatement Effective Date by DDi Corp. (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary) or any of its Subsidiaries (other than Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or the DDi Corp. Guarantee and Collateral Agreement, as the case may be, as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Company or any of its Subsidiaries, (ii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement or the DDi Corp. Guarantee and Collateral Agreement, as the case may be, and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement or the DDi Corp. Guarantee and Collateral Agreement, as the case may be, with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or the DDi Corp. Guarantee and Collateral Agreement, as the case may be, or by law or as may be requested by the Administrative Agent, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Restatement Effective Date by DDi Corp. or any of its Subsidiaries (other than DDi Europe), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or the DDi Corp. Guarantee and Collateral Agreement, as the case may be, as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by DDi Corp. or any of its Subsidiaries (other than DDi Europe) (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10 Mortgages, etc. Within 30 days after the Original Closing Date (which period may be extended by the Administrative Agent for up to an additional 30 days):

(i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy—1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iv) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

6.11 Control Accounts.

(a) The Borrower hereby agrees to maintain the Minimum Liquidity in the JPM Qualified Cash Account at all times and further agrees that (a) until such time as a Notice of Sole Control (as defined in the JPM Qualified Cash Control Agreement) has been issued by the Administrative Agent, any and all interest that accrues on the amount on deposit in the JPM Qualified Cash Account shall be available to the Borrower; (b) the Administrative Agent may, or, at the direction of the Required Lenders, shall issue a Notice of Sole Control at any time in its or their sole and absolute discretion as provided in the JPM Qualified Cash Control Agreement; provided that for so long as cash and cash equivalents on deposit in Qualified Accounts is greater than $9,000,000, the Administrative Agent may, or, at the direction of the Required Lenders, shall issue a Notice of Sole Control only upon the occurrence of a Default or Event of Default; and (c) upon the occurrence of a Default or an Event of Default, the Lenders may exercise at any time any or all of their rights, remedies, powers and privileges including but not limited to the right to seize, set-off or otherwise direct the use of funds in the JPM Qualified Cash Account, and commence enforcement and collection actions, under this Agreement and the other Loan Documents and the applicable law. In addition, the Borrower agrees to, and to cause each of its Subsidiaries to, use its best efforts to maintain cash and cash equivalents (other than cash necessary for day-to-day working capital needs) in Qualified Accounts maintained by the Administrative Agent. The Borrower agrees (i) to provide prompt written notice to the Administrative Agent at any time that cash and cash equivalents in Qualified Accounts falls below $9,000,000; (ii) to use cash and cash equivalents from all other accounts of the Borrower and its Subsidiaries other than the JPM Qualified Cash Account prior to requesting withdrawals of amounts from the JPM Qualified Cash Account; and (iii) at any time that the Borrower desires to withdraw amounts from the JPM Qualified Cash Account, to provide a written request to the Administrative Agent with an explanation of the reason and purpose for such withdrawal no later than seven (7) Business Days prior to the proposed date of withdrawal.

(b) The Borrower hereby agrees to maintain at all times the JPM Controlled Account.

(c) Within 60 days of the Restatement Effective Date or such longer time period acceptable to the Administrative Agent, the Borrower shall cause the operating account with Union Bank of California to be a Qualified Account.

6.12 Post-Closing Requirements. Within 10 Business Days after the Restatement Effective Date, to the extent not delivered pursuant to Section 5.1(j), deliver or cause to be delivered to the Administrative Agent (i) the certificates representing the shares of Capital Stock pledged pursuant to the DDi Corp. Guarantee and Collateral

Agreement and the Guarantee and Collateral Agreement together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the DDi Corp. Guarantee and Collateral Agreement and the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

SECTION 7. NEGATIVE COVENANTS

The Company and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Tranche A Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Company and the Borrower shall not, and shall not permit any of their Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the date set forth below to exceed the ratio set forth below opposite such date:

Period	Consolidated Leverage Ratio
March 31, 2004	7.5
June 30, 2004	5.4
September 30, 2004	4.9
December 31, 2004	4.6
March 31, 2005	3.9
June 30, 2005	3.2
September 30, 2005	2.7
December 31, 2005	2.3
Thereafter	2.3

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the date set forth below to be less than the ratio set forth below opposite such date:

Fiscal Quarter Ending	Consolidated Fixed Charge Coverage Ratio
September 30, 2004	1.0
December 31, 2004	1.5
March 31, 2005	1.9
June 30, 2005	1.6
September 30, 2005	1.4
December 31, 2005	1.3
Thereafter	1.3

(c) Minimum EBITDA. (i) Permit Consolidated EBITDA from the period commencing on January 1, 2004 to the last day of each fiscal quarter ending on a date set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter Ending	Consolidated EBITDA
March 31, 2004	$2,500,000
June 30, 2004	$7,000,000
September 30, 2004	$11,700,000

(ii) Permit Consolidated EBITDA as of the date set forth below for any four consecutive fiscal quarters to be less than the amount set forth opposite such date:

Fiscal Quarter Ending	Consolidated EBITDA
December 31, 2004	$16,500,000
March 31, 2005	$20,000,000
June 30, 2005	$23,400,000
September 30, 2005	$27,100,000
December 31, 2005	$30,500,000
Thereafter	$30,500,000

(d) Minimum Consolidated Revenue. Permit the Consolidated Revenue for the three-month period ending on the date set forth below to be less than the amount set forth opposite such date below:

Date	Consolidated Revenue
January 31, 2004	$30,600,000
February 28, 2004	$32,500,000
March 31, 2004	$34,900,000
April 30, 2004	$34,900,000
May 31, 2004	$34,900,000
June 30, 2004	$34,900,000
July 31, 2004	$36,100,000
August 31, 2004	$37,200,000
September 30, 2004	$38,400,000
October 31, 2004	$37,000,000
November 30, 2004	$35,600,000
December 31, 2004	$34,200,000
January 31, 2005	$36,700,000
February 28, 2005	$39,300,000
March 31, 2005	$41,800,000
April 30, 2005	$41,800,000

Date	Consolidated Revenue
May 31, 2005	$41,800,000
June 30, 2005	$41,800,000
July 31, 2005	$43,300,000
August 31, 2005	$44,700,000
September 30, 2005	$46,100,000
October 31, 2005	$44,400,000
November 30, 2005	$42,700,000
December 31, 2005	$41,000,000
Thereafter	$41,000,000

(e) Minimum Liquidity. Permit less than $7,500,000 in the aggregate to be on deposit at all times in the JPM Qualified Cash Account (the “Minimum Liquidity”).

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist (in each case, to “Incur”) any Indebtedness or issue any Preferred Stock, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of Details to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to Details or any other Subsidiary;

(c) Indebtedness secured by Liens permitted by Section 7.3(g) (“Purchase Money Indebtedness”) existing as of the Restatement Effective Date and set forth in Schedule 7.2(c), and other Purchase Money Indebtedness, which other Purchase Money Indebtedness shall not exceed $500,000 at any one time outstanding;

(d) Capital Lease Obligations existing as of the Restatement Effective Date and set forth in Schedule 7.2(d), and other Capital Lease Obligations, which other Capital Lease Obligations shall not exceed $500,000 at any one time outstanding;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof);

(f) guarantees made in the ordinary course of business by Details or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

(g) Indebtedness of the Company in respect of the Senior Accreting Notes in an aggregate, unaccreted principal amount not to exceed $17,656,000;

(h) Indebtedness of a Person which becomes a Subsidiary after the date hereof; provided, that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation of the acquisition and (ii) such Indebtedness was not created in contemplation of such Person becoming a Subsidiary;

(i) Indebtedness of Details and its Subsidiaries on account of the deferred purchase price for acquisitions of Capital Stock and assets permitted pursuant to Section 7.8;

(j) Indebtedness of Details or any of its Subsidiaries consisting of the guarantee of the obligation of DDi Corp. with respect to the Houlihan Note, which shall not exceed an aggregate principal amount (for Details and all Subsidiaries) equal to $500,000;

(k) additional Indebtedness of Details or any of its Subsidiaries, which shall not exceed an aggregate principal amount (for Details and all Subsidiaries) equal to $500,000 at any one time outstanding (other than such additional Indebtedness listed on Schedule 7.2(j) annexed hereto); and

(l) unsecured Indebtedness of the Company Incurred in accordance with Section 2.9(g).

7.3 Limitation on Liens. Except as set forth on Schedule 7.3 hereto, create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Details or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in existence on the date hereof listed on Schedule 7.3(e), securing Indebtedness permitted by Section 7.2(e), provided that no such Lien is spread to cover any additional Property after the date hereof and that the amount of Indebtedness secured thereby is not increased;

(f) zoning restrictions, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Details or any of its Subsidiaries;

(g) Liens securing Indebtedness of Details or any of its Subsidiaries incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by Details or any Subsidiary in the ordinary course of its business and covering only the assets so leased (including, without limitation, with respect to the capital leases of Details’ principal manufacturing facility and related equipment and covering only such facility and related equipment); and

(j) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Details and all Subsidiaries) $250,000 at any one time outstanding.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its Property or business, or make any material change in its present method of conducting business, except:

(a) any Subsidiary of Details may be merged or consolidated with or into Details (provided that Details shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) Details or any of its Subsidiaries may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Details or any Wholly Owned Subsidiary Guarantor; and

(c) any Person may be merged or consolidated with or into Details or any of its Subsidiaries pursuant to an investment permitted subsection 7.8(g) or (h) (provided that Details or the applicable Subsidiary shall be the continuing or surviving corporation).

7.5 Limitation on Sale of Assets. Dispose of any of its Property or business (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of property or assets, including, without limitation, Intellectual Property, that are no longer used or useful in the ordinary course of business not to exceed in the aggregate $500,000 in any fiscal year of Details;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to Details or any Wholly Owned Subsidiary Guarantor;

(e) Details and its Subsidiaries may, in the ordinary course of business, license Intellectual Property to third Persons and to one another, so long as each such license does not otherwise prohibit the granting of a Lien by Details or any of its Subsidiaries pursuant to the Security Documents in the Intellectual Property which is the subject of such license; and

(f) the sale of other assets (including pursuant to a Sale-Leaseback Transaction) having a fair market value not to exceed $1,000,000 in the aggregate for any fiscal year of Details.

7.6 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of Details or any of its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Details or any of its Subsidiaries (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to Details or any Wholly Owned Subsidiary Guarantor; and

(b) Details may pay dividends to the Company to permit the Company, DDi Intermediate Holdco or DDi Corp. to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $500,000 in any fiscal year, provided that any such amount received by DDi Corp. shall be deposited into the DDi Corp. Cash Account, (ii) pay any taxes which are due and payable by DDi Corp. as part of a consolidated group of which the Company, DDi Intermediate Holdco and Details are members (provided that the amount of such dividends shall not exceed the lesser of (x) the actual cash tax liability of DDi Corp. which is then due and payable to Governmental Authorities and (y) the cash tax liability which would be owing by the Company and its Subsidiaries to Governmental Authorities on a stand-alone basis), (iii) pay an aggregate amount not to exceed $500,000 plus accrued interest on the Houlihan Note, provided that such amounts received by DDi Corp. shall be deposited into the DDi Corp. Cash Account, (iv) pay fees and expenses (other than to Affiliates) relating to the Senior Accreting Notes incurred on the ordinary course of business not to exceed $50,000 in any fiscal year, and (v) pay scheduled interest in cash as permitted under the terms of the Company Indenture on the Senior Accreting Notes (including, if applicable, pursuant to Section 2.9(d)).

Notwithstanding anything to the contrary in this Section 7.6, no Restricted Payment shall be made in reliance upon clause (b) above at any time when DDi Corp. shall have cash or Cash Equivalents in an aggregate amount in excess of $100,000.

7.7 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding during any six months period the amount set forth below opposite the last day of such six months period (the “Base CapEx Amount”). Any amount that is not used for Capital Expenditures in any given six month period can be carried forward to the next six month period:

Fiscal Quarter	Base CapEx Amount
June 30, 2004	$2,600,000
December 31, 2004	$2,700,000
June 30, 2005	$5,300,000
December 31, 2005	$5,300,000
Thereafter	$5,300,000

7.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting all or a material part of a business unit of, or make any other investment in, any Person, except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees of the Company and its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Company and its Subsidiaries not to exceed $200,000 at any one time outstanding (approximately $100,000 of which is outstanding on the Restatement Effective Date);

(e) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases;

(f) investments by the Company or any of its Subsidiaries in Details or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor;

(g) in addition to investments otherwise expressly permitted by this Section 7.8, investments by Details or any of its Subsidiaries in an aggregate amount (valued at cost, but net of returns of capital from such investments) not to exceed during the term of this Agreement $500,000; and

(h) a loan made by Details in an amount not to exceed $10,000,000 to DDi Canada in exchange for a promissory note in the same amount; provided that (i) such promissory note is pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement, (ii) the proceeds of such loan are used to fund the recapitalization of DDi Canada and its subsidiaries and (iii) such transaction is otherwise on terms and conditions reasonably satisfactory to the Administrative Agent, including, without limitation, that the proceeds of such loan are held in a Qualified Account.

7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Accreting Notes or any Indebtedness Incurred pursuant to Section 2.9(g), or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Accreting Notes or the Company Indenture or any agreement governing any Indebtedness Incurred pursuant to Section 2.9(g) (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon or (ii) is not adverse in any respect to the interests of the Lenders in the reasonable opinion of the Administrative Agent in its sole discretion).

7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company, Details or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) not otherwise prohibited under this Agreement and (b) (i) upon fair and reasonable terms no less favorable to the Company, Details or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

7.11 Limitation on Sales and Leasebacks. Other than as permitted in Section 7.5(f), enter into any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary (a “Sale-Leaseback Transaction”).

7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Company or the Borrower to end on a day other than December 31 or change the Company’s or the Borrower’s method of determining fiscal quarters.

7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Details to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Details or any other Subsidiary of Details, (b) make loans or advances to Details or any other Subsidiary of Details or (c) transfer any of its assets to Details or any other Subsidiary of Details, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the

Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) the Company Indenture in effect on the Restatement Effective Date in connection with the Senior Accreting Notes.

7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are reasonably related thereto.

7.16 Limitation on Activities of the Company. In the case of the Company and notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of Details, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, other than (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents to which it is a party, (iii) the Senior Accreting Notes and the Company Indenture and (iv) obligations with respect to its Capital Stock, or (c) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents), other than Capital Stock of Details and cash received in connection with dividends made by Details in accordance with Section 7.6 pending application in the manner contemplated by said Section.

7.17 Cash Accounts. Permit cash and cash equivalents to be held by the Borrower and its Subsidiaries in accounts other than in Qualified Accounts, except that (x) the Borrower and its Subsidiaries may have up to $1,000,000 in the aggregate of cash and cash equivalents on deposit in (i) accounts located in Canada relating to its Canadian operations and (ii) payroll accounts established outside the Borrower’s main cash management system; provided that with the Administrative Agent’s prior written consent, the amounts on deposit in such accounts may temporarily exceed such limit in the event that any particular amount exceeds such limit, and (y) only until such time as the Borrower causes the operating account with Union Bank of California to become a Qualified Account in accordance with Section 6.11(c), the Borrower and its Subsidiaries may have cash and cash equivalents in such account in the ordinary course.

7.18 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates, (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) amendments to Swap Agreements entered into after the Restatement Effective Date in compliance with this Section 7.18; provided that any Specified Swap Agreement to be entered into shall require the prior written consent of the Administrative Agent.

7.19 Non-Solicitation Agreement. Amend, restate, supplement or otherwise modify the Non-Solicitation Agreement in effect as of the Restatement Effective Date without the prior written consent of the Required Lenders.

7.20 Activities of DDICS. With respect to DDICS, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, other than the leases described in Section 4.23, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents) other than the leases described in Section 4.23.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 2.9(g), clause (i) or (ii) of Section 6.4(a) (with respect to the Company and the Borrower only), Section 6.7(a), Section 6.11 or in Section 7 (other than Section 7.1(e)); the Borrower shall default in the observance or performance of the agreement contained in Section 7.1(e) and such default shall continue unremedied for a period of 15 days after the earlier of (x) the date upon which the Borrower knows or should reasonably be expected to know of the existence of such default or (y) the date upon which the Borrower receives notice of such event from the Administrative Agent or any Lender; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and (to the extent that such default is susceptible of remedy) such default shall continue unremedied for a period of 30 days after the earlier of (x) the date upon which the Borrower knows or should reasonably be expected to know of the existence of such default or (y) the date upon which the Borrower receives notice of such event from the Administrative Agent or any Lender; or

(e) DDi Corp. or any of its Subsidiaries (other than DDi Europe) shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $750,000; or

(f) (i) DDi Corp. or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or DDi Corp. or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against DDi Corp. or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against DDi Corp. or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) DDi Corp. or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) DDi Corp. or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided that this clause (f) shall not be applicable with respect to DDi Europe until on and after the first anniversary of the Restatement Effective Date (it being understood that any case, proceeding or other action covered by this clause (f) that is in existence on such date shall not, on or after such date, constitute a default under this clause (f)); or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the

Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against (i) DDi Corp. or any of its Subsidiaries (other than DDi Europe) or (ii) any of their former, present or future respective officers and directors (the extent that DDi Corp. or any of its Subsidiaries is directly or indirectly liable therefore), involving in the aggregate a liability (not paid or fully covered by insurance) of $750,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement or the Guarantee contained in Section 2 of the DDi Corp. Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) A breach of any term or condition of the Non-Solicitation Agreement shall occur; or

(l) A Change of Control or a Specified Change of Control shall occur; or

(m) (i) the Company shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in Details’s capital stock, free of Liens except Liens created by the Guarantee and Collateral Agreement, (ii) DDi Intermediate Holdco shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in the Company’s capital stock, free of Liens or (iii) DDi Corp. shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in DDi Intermediate Holdco’s capital stock, free of Liens except Liens created by the DDi Corp. Guarantee and Collateral Agreement; or

(n) (i) DDi Corp. shall conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations, other than those incidental to its ownership of the Capital Stock of DDi Intermediate Holdco and DDi Europe (including under the Warrant Agreements and the Registration Rights Agreements); (ii) DDi Intermediate Holdco shall conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations, other than those incidental to its ownership of the Capital Stock of the Company; (iii) DDi Corp. or DDi Intermediate Holdco shall incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, other than (A) nonconsensual obligations imposed by operation of law, (B) obligations with respect to its Capital Stock, (C) the obligations of DDi Corp. under its Management Equity Incentive Plan, (D) the obligations of DDi Corp. with respect to any Indebtedness Incurred in accordance with Section 2.9(g) and (E) the obligations of DDi Corp. with respect to the Houlihan Note; (iv) DDi Corp. shall own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents), other than (A) Capital Stock of DDi Intermediate Holdco, (B) Capital Stock and Indebtedness of DDi Europe or (C) any amount of cash or cash equivalents attributable to any activity of DDi Corp. not otherwise prohibited by this Agreement and as to which this Agreement permits DDi Corp. to retain cash proceeds or to have cash proceeds distributed to it; (v) DDi Intermediate Holdco shall own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents), other than (A) the Capital Stock of the Company and (B) cash received directly or indirectly in connection with dividends paid by Details in accordance with Section 7.6 pending application in the manner contemplated by said Section; (vi) the Company shall amend, restate, supplement or otherwise modify the Company Indenture without the prior written consent of the Required Lenders; (vii) DDi Corp. shall amend, restate, supplement or otherwise modify or waive any of the Other Registration Rights Agreements, Other Warrant Agreements, the Non-Solicitation Agreement or the DDi Corp. Preferred Stock Certificate of Designation as in effect on the Restatement Effective Date, in each case without the prior written consent of the Required Lenders; or (viii) DDi Corp. shall issue any Capital Stock or any securities convertible into or exercisable for Capital Stock of DDi Corp. having substantially the same terms as the DDi Corp. Preferred Stock, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of Tranche A L/C Obligations, whether or not the beneficiaries of the then outstanding Tranche A Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either of both of the following actions may be taken: (i) with the consent of the Majority Tranche A Revolving Credit Lenders, the Administrative Agent may, or upon the request of the Majority Tranche A Revolving Credit Lenders, the Administrative Agent shall, by notice to the Borrower declare the Tranche A Revolving Credit Commitments to be terminated forthwith, whereupon the Tranche A Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of Tranche A L/C Obligations, whether or not the beneficiaries of the then outstanding Tranche A Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Tranche A Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Tranche A Letter of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Tranche A Letter of Credit, and the unused portion thereof after all such Tranche A Letter of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Tranche A Letter of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). In addition, upon the occurrence of a Default or an Event of Default, the Lenders may exercise at any time any or all of their rights, remedies, powers and privileges, including but not limited to the right to seize, set-off or otherwise direct the use of funds in the JPM Qualified Cash Account, and commence enforcement and collection actions, under this Agreement and the other Loan Documents and applicable law. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE ADMINISTRATIVE AGENT

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing result from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, the Company or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Company or the Borrower and without limiting the obligation of the Company or the Borrower to do so), ratably according to their respective Tranche A Revolving Percentages, Tranche A Term Loan Percentages and Tranche B Term Loan Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, the Restructuring, the DDi Reorganization, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which result from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall have the right to deduct any amount owed to it by any Lender under this Section from any payment made by it to such Lender hereunder. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent was not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Tranche A Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and Details. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be approved by Details (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Company or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Tranche A Revolving Credit Commitment, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, consent to an Interest Period with a duration in excess of six months, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement or the DDi Corp. Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders without the written consent of all Lenders under each affected Facility; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender or (vi) amend, modify or waive any provision of Section 2.9(e) providing for the application of any mandatory prepayments which would reduce the amount or delay the application of any payment to be applied to any Facility without the written consent of the Majority Facility Lenders in respect of such Facility. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, certified, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Company and the Borrower:	DDi Capital Corp.
1231 Simon Circle
Anaheim, California 92806
Attention: Chief Financial Officer
Telecopy: (714) 630-9438

Dynamic Details, Incorporated
1231 Simon Circle
Anaheim, California 92806
Attention: Chief Financial Officer
Telecopy: (408) 935-9104

The Administrative Agent:	JPMorgan Chase Bank
c/o The Loan and Agency Services Group

1111 Fannin, Floor 10

Houston, TX 77002

Attention: Cynthia A Aguirre and Gloria Javier

Telephone:

Cynthia A. Aguirrre: 713-750-7928

Gloria Javier: 713-750-7919

Telecopy:

Cynthia A. Aguirrre: 713-750-2358

Gloria Javier: 713-750-2378

with a copy to:	JPMorgan Chase Bank
270 Park Avenue
New York, New York 10017
Attention: Michael Lancia and Jonathan Katz
Telecopy: (212) 270-0453

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5 Payment of Expenses and Taxes. The Company and the Borrower jointly and severally agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, including any reasonably necessary financial or legal analysis of DDi Corp. and its Subsidiaries prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and reasonable and document out-of-pocket disbursements and other charges of counsel (including the allocated fees and expenses of in-house counsel) to the Administrative Agent and the reasonable fees and disbursements of the Administrative Agent’s Advisors, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and to the Administrative Agent and the reasonable fees and disbursements of the Lenders’ advisors and the Administrative Agent’s Advisors, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and each of its respective predecessor, affiliate, subsidiaries, successors and assigns, together with their past, present and future officers, directors, agents, attorneys, financial advisors, representatives, partners, joint ventures, affiliates and the successor and assigns of any and all of them (each, an “indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the Restructuring, the DDi Reorganization, the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities are found by a final, non-appealable judgment of a court to result from the gross negligence or willful misconduct of such indemnitee, (e) so long as the Agreement is in effect, to pay the annual administrative agency fee payable to the Administrative Agent, and (f) so long as the Agreement is in effect, replenish and maintain the retainers provided to Simpson Thacher & Bartlett LLP and FTI Consulting on connection with the Loan Documents, in the amounts of $125,000 and $75,000, respectively. The agreements in this Section 10.5 (other than those agreements set forth in clauses (e) and (f), except with respect to amounts referred to in such clauses that are due and unpaid) shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, without the consent of the Company or the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or any Approved Fund or, with the consent of Details and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, in the case of an Assignee that is not then a Lender or an affiliate thereof or Approved Fund, by Details and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof or Approved Fund) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed to by Details and the Administrative Agent, and provided, further, that no such assignment to any Assignee may be made prior to the second anniversary of the Restatement Effective Date unless the proportionate rights and obligations under the Lender Warrant

Agreement are also assigned to such Assignee. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the other Loan Documents with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement and under the other Loan Documents (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement and the other Loan Documents, such assigning Lender shall cease to be a party hereto and thereto). Notwithstanding any provision of this Section 10.6, the consent of Details shall not be required, and, unless requested by the Assignee and/or the Assignor, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in Section 8 shall have occurred and be continuing.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof or Approved Fund, by Details and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto; provided however, that no such fee shall be payable in the case of an assignment to another Lender or an Affiliate of a Lender or Approved Fund; and provided, further, that, in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder), only a single $3,500 such fee shall be payable for all such contemporaneous assignments.

(f) (i) To the extent requested by any Lender, the Loans made by such Lender shall be evidenced by a Note issued by the Borrower, substantially in the form of Exhibit F-1, F-2, or F-3, as the case may be, payable to the order of such Lender (or, in the case of any Alternative Note, payable to such Lender or its registered assigns). Each Lender is hereby authorized to record, on the schedule annexed to and constituting a part of the relevant Note, information regarding the relevant Loans made by such Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation or any error in such recordation shall not affect the Borrower’s obligations hereunder or under any Note. On or prior to the effective date of an Assignment and Acceptance, the Borrower, at its own expense, shall, to the extent requested by the Assignee, execute and deliver to the Administrative Agent, in exchange for the relevant

Notes, new Notes to the order of the Assignee and, if applicable, the Assignor. Such new Notes shall be dated the Restatement Effective Date.

(ii) Any Non-U.S. Lender that could become completely exempt from withholding of any tax, assessment or other charge or levy imposed by or on behalf of the United States or any taxing authority thereof (“U.S. Taxes”) in respect of payment of any Obligations due to such Non-U.S. Lender under this Agreement if the Obligations were in registered form for U.S. federal income tax purposes may request the Borrower (through the Administrative Agent), and the Borrower agrees thereupon, to exchange any promissory note(s) evidencing such Obligations for promissory note(s) substantially in the form of Exhibit F-3 or Exhibit F-4, as the case may be (each, an “Alternative Note”). Alternative Notes may not be exchanged for promissory notes that are not Alternative Notes. Each Non-U.S. Lender that holds Alternative Note(s) (an “Alternative Noteholder”) (or, if such Alternative Noteholder is not the beneficial owner thereof, such beneficial owner) shall deliver to the Borrower prior to or at the time such Non-U.S. Lender becomes an Alternative Noteholder each of the forms and certifications required by Section 2.17(d). An Alternative Note and the Obligation(s) evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Alternative Note and the Obligation(s) evidenced thereby on the Register (and each Alternative Note shall expressly so provide). Any assignment or transfer of all or part of such Obligation(s) and the Alternative Note(s) evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Alternative Note(s) evidencing such Obligation(s), duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the Alternative Noteholder thereof, and thereupon one or more new Alternative Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s). No assignment of an Alternative Note and the Obligations evidenced thereby shall be effective unless it has been recorded in the Register.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan and/or of the Reimbursement Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Company or the Borrower, any such notice being expressly waived by the Company and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Company or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Company or the Borrower. Each Lender agrees promptly to notify the Company, the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Agreements among Lenders.

(a) Tranche A Lender True-Up Obligation. Each Tranche A Lender severally agrees that, if a True-Up Trigger exists on the Scheduled Tranche A Revolving Termination Date or, if earlier, on a SED Date, such Tranche A Lender shall purchase in accordance with Section 10.8(c) at par, without any further act of the Lenders (except as provided elsewhere in this Section 10.8), an undivided participation interest (the “Participation Interest”) in the outstanding Tranche B Term Loans in an amount equal to the Participating Share of such Tranche A Lender. The aggregate of the Participating Shares shall equal the True-Up Amount. It is not intended that this true-up mechanism create any additional cost, liability or exposure to any Loan Party.

(b) Calculation of True-Up Amount. Following the existence of a True-Up Trigger on the Scheduled Tranche A Revolving Termination Date or on the SED Date, as the case may be, if the Tranche B Lenders shall determine that amounts are payable to them under the Tranche A Lenders’ True-Up Obligation hereunder, they shall as soon as practicable thereafter provide a written payment request to the Administrative Agent. Promptly following the receipt of such a request, the Tranche B Lenders and the Administrative Agent shall jointly calculate the True-Up Amount and the Participating Interest applicable to each Tranche A Lender and the Administrative Agent shall notify the Tranche A Lenders thereof, with a copy to the Borrower, which notification to the Tranche A Lenders shall contain the calculations by which the Participating Interest applicable to each Tranche A Lender was determined.

(c) Purchase Mechanics. No later than five Business Days after the notification to the Tranche A Lenders referred to in clause (b) above, each Tranche A Lender shall purchase from the Tranche B Lenders on a pro rata basis, without recourse or representation or warranty by the Tranche B Lenders (other than that such Participation Interests are being assigned free and clear of any Liens), Participation Interests in the outstanding Tranche B Term Loans (pro rata among said Tranche B Term Loans) in an amount equal to the Participating Share applicable to such Tranche A Lender, by wire transfer of such amount to the Administrative Agent at its office specified in Section 10.2. The Administrative Agent will, prior to the close of business on each

Business Day during such five Business Day period, wire transfer to each Tranche B Lender at its address in Section 10.2 (or such other address notified in writing to the Administrative Agent) such Tranche B Lender’s pro rata share (as notified to the Administrative Agent in writing at the time the True-Up Amount was calculated pursuant to clause (b) above) of the aggregate amount of available funds received from the Tranche A Lenders on such date in respect of the True-Up Amount. Although the Administrative Agent agrees to perform ministerial activities with respect to the Tranche B Lenders’ collection of amounts due from the Tranche A Lenders in respect of the True-Up Amount, in no event shall the Administrative Agent be obligated for collecting any unpaid Participating Share from the Tranche A Lenders or be liable to any Tranche B Lender for the failure by any Tranche A Lender to pay any such amount.

(d) Non-Payment of True-Up Amount. If a Tranche A Lender fails to pay all or any portion of the Participating Share of such Tranche A Lender prior to the expiration of the period of five Business Days referred to in clause (c) of Section 10.8, such unpaid Participating Share of such Tranche A Lender shall bear interest at the same rate as unpaid principal amount of any Loan pursuant to Section 2.12(c) from and excluding the last day of such five Business Day period to and including the date paid by such Tranche A Lender such default rate interest payable by such Tranche A Lender.

(e) Obligations Several and Unconditional. Notwithstanding anything herein to the contrary, each Tranche A Lender’s obligation under Section 10.8 (a) to purchase Participation Interests if any Participation Share is owing by such Tranche A Lender shall be several and not joint with the other Tranche A Lenders, but shall be irrevocable and unconditional and without regard to any then existing Events of Default (including a bankruptcy of the Borrower), a failure of the other Tranche A Lenders to perform their respective obligations hereunder or any other circumstance. In addition, Section 10.8 (a) is not intended to, nor shall it, confer any rights on the Borrower.

(f) Specific Performance. The Tranche B Lenders agree that they shall be entitled to injunctive or other equitable relief for the failure by any Tranche A Lender to perform its obligations under Section 10.8 (a), and such Tranche A Lender shall not plead in defense thereto that there is an adequate remedy at law.

(g) Payment Rights. The Borrower agrees that each Tranche A Lender purchasing a Participation Interest may exercise all rights of payment (including rights of set-off with respect to such Participation Interest) and is subject to the same terms and conditions as fully as if such Tranche A Lender were the direct holder of the Tranche B Term Loans represented by such Participation Interest; provided that each Tranche B Lender agrees that in the event it shall receive any payment with respect to the Participation Interests purchased by a Tranche A Lender, it shall promptly deliver such amounts to such Tranche A Lender.

10.9 Execution of Loan Documents. By execution hereof, each Lender hereby authorizes the Administrative Agent to sign each of the Lender Warrant Agreement and the Lender Registration Rights Agreement on its behalf.

10.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy),

and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Details and the Administrative Agent.

10.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12 Integration. This Agreement and the other Loan Documents represent the agreement of the Company, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.14 Submission To Jurisdiction; Waivers. Each of the Company and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.13 any special, exemplary, punitive or consequential damages.

10.15 Acknowledgements. Each of the Company and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Company and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company, the Borrower and the Lenders.

10.16 WAIVERS OF JURY TRIAL. THE COMPANY, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 Confidentiality. (a) Each of the Administrative Agent and each Lender agrees to use reasonable efforts to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee or any creditor of such Lender or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), in each case which agrees to comply with the provisions of this Section 10.17, (c) to the employees, directors, agents, attorneys, accountants and other professional advisors of such Lender or its affiliates, (d) upon the request or demand of any Governmental Authority having jurisdiction over the Administrative Agent or such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.16, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

(b) Notwithstanding anything herein to the contrary, each party hereto (and each affiliate and person acting on behalf of such party) agrees that each party (including each employee, representative and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such information is related to tax treatment or tax structure) or (v) any other term or detail not relevant to tax treatment or tax structure of the transaction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DDI CAPITAL CORP.

By:	/s/ TIMOTHY DONNELLY

	Name:	Timothy Donnelly
	Title:	Vice President, Secretary and Assistant Treasurer

DYNAMIC DETAILS, INCORPORATED

By:	/s/ TIMOTHY DONNELLY

	Name:	Timothy Donnelly
	Title:	Vice President, Secretary and Assistant Treasurer

JPMORGAN CHASE BANK, as Administrative Agent and as a Lender

By:	/s/ MICHAEL LANCIA

	Name:	Michael Lancia
	Title:	Vice President

, as a Lender

By:

Name:
Title: